EXHIBIT 2.1





                                MERGER AGREEMENT

                                      Among

                            INTELSAT (BERMUDA), LTD.,

                       PROTON ACQUISITION CORPORATION, and

                          PANAMSAT HOLDING CORPORATION,



                           Dated as of August 28, 2005



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                                TABLE OF CONTENTS


                                    ARTICLE I

The Merger...................................................................1

1.1.  The Merger.............................................................1
1.2.  Closing Date...........................................................1
1.3.  Effective Time.........................................................2
1.4.  Certificate of Incorporation...........................................2
1.5.  Bylaws.................................................................2
1.6.  Directors and Officers.................................................2
1.7.  Conversion of Securities...............................................2
1.8.  Surrender of Certificates..............................................3
1.9.  No Further Ownership Rights in Company Common Stock....................4
1.10. Lost, Stolen or Destroyed Certificates.................................5
1.11. Dissenting Shares......................................................5
1.12. Withdrawal.............................................................5
1.13. Notice of Dissenters...................................................5
1.14. Withholding Taxes......................................................5
1.15. Transfer of Ownership..................................................6
1.16. Further Action.........................................................6
1.17. Company Equity Awards..................................................6

                                   ARTICLE II

Representations and Warranties of the Company................................7

2.1.  Organization; Subsidiaries; Charter Documents..........................7
2.2.  Capitalization of the Company..........................................8
2.3.  Corporate Authorization; Board Approval...............................10
2.4.  Governmental Approvals................................................10
2.5.  Non-Contravention.....................................................11
2.6.  Company SEC Documents.................................................11
2.7.  Financial Statements; No Undisclosed Liabilities;
      Internal and Disclosure Controls......................................12
2.8.  Information in Offer Documents........................................13
2.9.  Absence of Certain Changes............................................13
2.10. Insurance.............................................................14
2.11. Real Property; Title to Assets........................................14
2.12. Company Intellectual Property.........................................15
2.13. Litigation............................................................15
2.14. Taxes.................................................................16
2.15. Employee Benefit Plans; ERISA.........................................17
2.16. Compliance with Laws; Permits.........................................19
2.17. Company Satellites....................................................19

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2.18. Environmental Matters.................................................20
2.19. Company Material Contracts............................................20
2.20. Finders' Fees.........................................................21
2.21. Opinion of Financial Advisor..........................................21
2.22. Takeover Statutes.....................................................21
2.23. Transactions with Affiliates..........................................21
2.24. Labor Matters.........................................................21
2.25. Limitation on Warranties..............................................21

                                   ARTICLE III

Representations and Warranties of Parent and Merger Sub.....................22

3.1.  Organization and Power; Subsidiaries..................................22
3.2.  Corporate Authorization...............................................22
3.3.  Governmental Authorization............................................22
3.4.  Non-Contravention.....................................................23
3.5.  Information Supplied..................................................23
3.6.  Litigation............................................................23
3.7.  Financing.............................................................24
3.8.  Condition of the Business; Independent Investigation..................24
3.9.  Qualifications to Hold Communications Licenses........................25

                                   ARTICLE IV

Covenants...................................................................25

4.1.  Conduct of the Company................................................25
4.2.  Conduct of Parent.....................................................29
4.3.  Debt Offer Documents, Proxy Statement; SEC Documents;
      Company Financial Statements..........................................30
4.4.  Company Stockholders' Meeting.........................................31
4.5.  Confidentiality; Access to Information................................32
4.6.  No Solicitation.......................................................33
4.7.  Commercially Reasonable Efforts.......................................36
4.8.  Regulatory Matters....................................................36
4.9.  Approach to Proceedings...............................................38
4.10. Public Announcements..................................................39
4.11. Director and Officer Liability........................................39
4.12. Employee Benefits.....................................................40
4.13. Cooperation with Financing and Debt Registrations.....................42
4.14. Merger Sub............................................................43


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                                    ARTICLE V

Conditions to the Merger....................................................43

5.1.  Conditions to the Obligations of the Parties..........................43
5.2.  Conditions to the Obligations of the Company..........................44
5.3.  Conditions to the Obligations of Parent and Merger Sub................44

                                   ARTICLE VI

Termination.................................................................46

6.1.  Termination...........................................................46
6.2.  Notice of Termination; Effect of Termination..........................48
6.3.  Expenses; Termination Fees............................................49

                                   ARTICLE VII

Miscellaneous...............................................................50

7.1.  Certain Definitions...................................................51
7.2.  Notices...............................................................58
7.3.  Entire Agreement; Third Party Beneficiaries...........................59
7.4.  Non-Survival of Representations and Warranties........................59
7.5.  Amendments; No Waivers................................................60
7.6.  Successors and Assigns................................................60
7.7.  Governing Law.........................................................60
7.8.  Exclusive Jurisdiction................................................60
7.9.  Counterparts; Effectiveness...........................................60
7.10. Interpretation........................................................60
7.11. Disclosure Schedules..................................................61
7.12. Severability..........................................................61
7.13. Specific Performance..................................................61

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                                MERGER AGREEMENT

            MERGER AGREEMENT (this "AGREEMENT"), dated as of August 28, 2005, among PanAmSat Holding Corporation, a Delaware corporation (the "COMPANY"), Intelsat (Bermuda), Ltd., a Bermuda company ("PARENT"), and Proton Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB").

                                    Recitals

          WHEREAS, Constellation, LLC, Carlyle Panamsat I, LLC, Carlyle Panamsat II, LLC, PEP PAS, L.L.C., PEOP PAS, L.L.C. (collectively, the "STOCKHOLDERS") beneficially own an aggregate of 71,315,359 shares of Company Common Stock, which constitute approximately 58% of the outstanding capital stock of the Company as of the date hereof;

          WHEREAS, the respective Board of Directors of Parent, Merger Sub and the Company have approved, and deem it advisable to consummate, the merger of Merger Sub with and into the Company, with the Company surviving as the Surviving Corporation, on the terms and conditions set forth herein;

            WHEREAS, as a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Stockholders have concurrently herewith entered into that certain Voting Agreement with Parent in substantially the form attached hereto as Exhibit A; and

            WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as hereinafter defined).

            NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, and, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   The Merger

          1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged (the "MERGER") with and into the Company in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

          1.2. CLOSING DATE. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. on a date (the "CLOSING DATE"), which shall be the date after satisfaction or waiver of the conditions set forth in Article V other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the fulfillment or waiver of those conditions, that is the earlier of (a) a date during the Marketing Period to be specified by Parent on no less than three Business


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Days' notice to the Company and (b) the final day of the Marketing Period, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or at such other time, date or place as agreed to in writing by the parties hereto.

          1.3. EFFECTIVE TIME. Upon the Closing, the Company and Merger Sub will file a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware as executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed by Parent and the Company and specified in the Certificate of Merger (the "EFFECTIVE TIME"). The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          1.4. CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety in the same fashion as the certificate of incorporation of Merger Sub, other than the incorporator of Merger Sub, the exculpation and indemnification provisions (which shall remain unchanged), and corporate name (which shall remain PanAmSat Holding Corporation), and, as so amended, shall be the certificate of incorporation of the Surviving Corporation.

          1.5. BYLAWS. The bylaws of the Company in effect at the Effective Time shall be amended to read in their entirety in the same fashion as the bylaws of Merger Sub, other than references to the corporate name of the Company (which shall remain PanAmSat Holding Corporation), and, as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

          1.6. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

          1.7. CONVERSION OF SECURITIES. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of Merger Sub or the Company:

          (a) MERGER CONSIDERATION. Each share of common stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 1.7(c), the Dissenting Shares, and the shares of Company Common Stock beneficially owned by Parent or any direct or indirect wholly owned Subsidiary of the Company, which shall remain outstanding except that the number of such shares owned by Parent or such Subsidiaries shall be adjusted in the Merger to maintain relative ownership percentages) shall



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automatically be converted into the right to receive $25.00 per share plus the amount, if any, of the Pro Rata Dividend, in cash without interest (the "MERGER CONSIDERATION"), payable to the holder of such shares of Company Common Stock, upon surrender, in the manner provided in Section 1.8, of the certificate that formerly evidenced such share of Company Common Stock. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 1.8.

          (b) MERGER SUB. Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one validly issued and fully paid share, par value $0.01 per share, of the Surviving Corporation.

          (c) Cancellation. Each share of Company Common Stock owned by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or other consideration shall be made with respect thereto.

          1.8. SURRENDER OF CERTIFICATES.

          (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent (the "EXCHANGE AGENT") for the holders of shares of Company Common Stock in connection with the Merger and shall enter into an agreement with the Exchange Agent which is reasonably acceptable to the Company. Promptly and in any event no later than simultaneously with the Closing, the Company shall deposit, or cause to be deposited, the proceeds of the PanAmSat Debt Financing (including the cash on hand contemplated thereby, less the amount of any fees or expenses paid by the Company) with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock and Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, cash in an aggregate amount equal to the excess of (A) the product of (i) the number of shares of Company Common Stock issued and outstanding at the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 1.7(c), the Dissenting Shares and the shares of Company Common Stock beneficially owned by Parent, or the Company or any of their respective wholly-owned direct or indirect Subsidiaries) and (ii) the Merger Consideration over (B) the proceeds of the PanAmSat Debt Financing (including such cash on hand, less the amount of any fees or expenses paid by the Company). Any funds deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND."

          (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and whose shares were converted pursuant to Section 1.7(a) into the right to receive the Merger Consideration:
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as


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Parent and Surviving Corporation shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to which the holder of such Certificate is entitled pursuant to Section 1.7(a) (without limiting the effect of Section 1.11). Upon surrender of a Certificate for cancellation to the Exchange Agent and such other documents as may be reasonably requested by the Exchange Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the aggregate Merger Consideration which such holder has the right to receive pursuant to Section 1.7(a) (after taking into account all Certificates surrendered by such holder), and each Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will represent, from and after the Effective Time, only the right to receive the Merger Consideration in cash as contemplated by this
Article I. No interest shall accrue or be paid on the amounts payable pursuant to this Article I upon surrender of a Certificate.

          (c) NO LIABILITY. Notwithstanding anything to the contrary in this
Section 1.8, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to any Person in respect of any Merger Consideration for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (d) TERMINATION OF EXCHANGE AGENT. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of Parent, be delivered to Parent (or an affiliate of Parent) or otherwise on the instruction of Parent, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.8 shall after such delivery look only to Parent (subject to abandoned property, escheat and similar laws) for payment, as general creditors thereof, of their claim for the Merger Consideration, without interest, to which such holders may be entitled pursuant to Section 1.7(a). Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          1.9. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. From and after the Effective Time, the holders of Company Common Stock outstanding immediately prior to the Effective Time whose shares of Company Common Stock were converted into the right to receive Merger Consideration in the Merger shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law. The Merger Consideration paid in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock previously represented by such Certificates. As of the Effective Time, the stock transfer books of the Company shall be closed with respect to those stockholders whose shares of Company Common Stock were converted into the right to receive the Merger Consideration in the Merger and there shall be no further registration of transfers on the records of the Surviving Corporation of such shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates with respect to those stockholders whose shares of Company Common Stock were converted into the right to receive Merger Consideration in the Merger are

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presented to the Surviving Corporation or the Exchange Agent for any reason, such Certificates shall be cancelled and exchanged as provided for in this
Article I.

          1.10. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration to which the holder thereof is entitled pursuant to this Article I; provided, however, Parent or the Surviving Corporation may, as a condition precedent to such delivery, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          1.11. DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Person who has the right to and has demanded appraisal of such shares in accordance with Section 262 of the DGCL ("DISSENTING HOLDER"), and as of the Effective Time has not failed to perfect, effectively withdrawn or lost his right to such appraisal ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.7(a), but such Dissenting Holder thereof shall only be entitled to such rights in respect thereof as are granted by Section 262 of the DGCL.

          1.12. WITHDRAWAL. Notwithstanding the provision of Section 1.11, if any Dissenting Holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such shares shall automatically be converted into and represent only the right to receive the Merger Consideration, as provided in Section 1.7(a), without interest thereon, upon surrender of the certificate or certificates representing such shares in accordance with Section 1.7(a).

          1.13. NOTICE OF DISSENTERS. The Company shall provide Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Common Stock, the withdrawals of such demands and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent and, until the Effective Time, the Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not settle or offer to settle any such demands.

          1.14. WITHHOLDING TAXES. Each of the Exchange Agent, the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration pursuant to the Merger such amounts as the Exchange Agent, the Company, the Surviving Corporation and Parent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or under any applicable provision of state, local or foreign Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to

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the holder of the Company Common Stock, in respect of which such deduction and withholding was made by the Exchange Agent, the Company, the Surviving Corporation or Parent.

          1.15. TRANSFER OF OWNERSHIP. If the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate formerly evidencing shares of Company Common Stock is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such payment will have paid to the Surviving Corporation or any agent designated by it any transfer or other Taxes required by reason of the payment of the amount specified in Section 1.7(a) to a Person other than the registered holder of the Certificates surrendered, or established to the satisfaction of the Surviving Corporation or any agent designated by it that such Tax has been paid or is not payable.

          1.16. FURTHER ACTION. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          1.17. COMPANY EQUITY AWARDS.

          (a) COMPANY OPTIONS. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (the "BOARD OF DIRECTORS") (or, if appropriate, any committee administering the Company's Second Amended and Restated 2004 Stock Option Plan for Key Employees (the "2004 OPTION PLAN"), and Fourth Amended and Restated Long-Term Stock Incentive Plan (together with the 2004 Option Plan, the "COMPANY EQUITY PLANS")) shall adopt such resolutions or take such other actions as are required to adjust the terms of each outstanding option to purchase shares of Company Common Stock (each a "COMPANY OPTION") under any Company Equity Plan or otherwise, to provide that, at the Effective Time, each Company Option, including each Performance Option (as defined in the Amended and Restated Stock Option Agreements issued under the 2004 Option Plan), shall (i) if unvested, vest in full, and (ii) automatically be cancelled at the Effective Time and converted into the right to receive as soon as reasonably practicable following the Effective Time (but in no event later than three Business Days after the Effective Time) a lump sum cash payment (less applicable Taxes required to be withheld with respect to such payment) equal to the product of (i) the number of shares subject to such Company Option and (ii) the excess, if any, of (A) $25.00 less (B) the exercise price per share of such Company Option.

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          (b) Restricted Shares. Each share of Company Common Stock granted to any director of the Company that is subject to vesting or other lapse restrictions pursuant to any Company Equity Plan (collectively, "RESTRICTED SHARES") and that is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time, and, at the Effective Time, the holder thereof shall, subject to this Article I, be entitled to receive the Merger Consideration with respect to each such Restricted Share.

          (c) No Other Company Equity Awards. The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Surviving Corporation will not be bound by any options, rights, units, awards or arrangements which would entitle any Person, other than Parent or its Subsidiaries, to beneficially own shares of the Surviving Corporation or receive any payments (other than as set forth in this Section 1.17) in respect of such options, rights, units, awards or arrangements.

          (d) Prior to the Effective Time, the Company shall deliver appropriate notices (which notices shall have been approved by Parent) to each holder of Company Options setting forth each holder's rights pursuant to the respective Company Equity Plans, stating that such Company Options shall be treated in the manner set forth in this Section 1.17.

          (e) Deferred Stock Units. As soon as practicable following the date of this Agreement, the Board of Directors (or, if appropriate, any committee administering the Deferred Compensation Plan (the "DEFERRAL PLAN"), and Supplemental Savings Plan, (the "SERP")) shall adopt such resolutions or take such other actions as are required to adjust the terms of each outstanding deferred stock unit (each a "DSU") under the Deferral Plan and SERP, to provide that, at the Effective Time, each vested DSU shall automatically be cancelled at the Effective Time and converted into a lump sum in cash equal to the Merger Consideration, subject to the terms and conditions set forth in the Deferral Plan or the SERP, as applicable, including the terms and conditions with respect to distributions thereunder.

                                  ARTICLE II

                 Representations and Warranties of the Company.

            The Company hereby represents and warrants to Parent and Merger Sub as follows, except as specifically described on the schedule (subject to Section 7.11) delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"):

          2.1. ORGANIZATION; SUBSIDIARIES; CHARTER DOCUMENTS.

          (a) ORGANIZATION. Each of the Company and its Significant Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company that is not a Significant Subsidiary is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the


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requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so duly organized, validly existing and in good standing or to have such requisite corporate or other power and authority has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b) SUBSIDIARIES. Section 2.1(b) of the Company Disclosure Schedule sets forth a complete list of the Company's Subsidiaries and all other entities in which the Company owns, directly or indirectly, any shares of capital stock or equity interests and such list sets forth the jurisdiction of organization of each such Subsidiary and other entity as of the date hereof and separately identifies each Significant Subsidiary.

          (c) CHARTER DOCUMENTS. The Company has delivered or made available to
Parent: (i) a true and correct copy of the restated certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS") and (ii) true and correct copies of the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, "SUBSIDIARY CHARTER DOCUMENTS") of each of its Significant Subsidiaries, and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon the Company or any Significant Subsidiary. The Company is not in violation of any of the provisions of the Company Charter Documents. No Subsidiary of the Company is in violation of its respective Subsidiary Charter Documents in any material respect.

          2.2. CAPITALIZATION OF THE COMPANY.

          (a) COMPANY CAPITALIZATION. The authorized capital stock of the Company consists of 400 million shares of the Company Common Stock and 50 million shares of preferred stock, par value $0.01 per share (the "PREFERRED STOCK"). As of the close of business on August 25, 2005, (i) 122,598,093 shares of the Company Common Stock were issued and outstanding and 5,070,136 shares of the Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options, (ii) no shares of Preferred Stock were issued and outstanding and (iii) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters of which stockholders of the Company may vote were issued or outstanding. All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Equity Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not issued in violation of preemptive rights or similar rights. Except (x) as set forth in Section 2.2 of the Company Disclosure Schedule and (y) for changes since August 25, 2005 resulting from the exercise of employee and director stock options outstanding on such date, there are no outstanding (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) options, warrants, restricted stock, restricted stock units, or other rights to acquire from the Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock or voting securities of the Company obligating the Company to issue, register, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, restricted stock units, subscription or other right, convertible security, agreement, arrangement or commitment or (D) equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the items in clauses (A), (B), (C) and (D) being referred to collectively as the "COMPANY SECURITIES"). Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, none of the Company or its Subsidiaries has any obligation, commitments or arrangements to redeem, repurchase or otherwise acquire any of the Company Securities or any of the Company Subsidiary Securities, including as a result of the transactions contemplated by this Agreement, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or other Person. Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, there are no voting trusts or registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock of the Company or any of its Subsidiaries. No Company Subsidiary owns any capital stock of the Company.

          (b) SUBSIDIARY CAPITALIZATION. All outstanding shares of capital stock or other interests of each Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of preemptive rights or similar rights. Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company, are owned by the Company, directly or indirectly, free and clear of any Liens other than the pledge of such stock or ownership interests to secure Indebtedness reflected on the latest Company Financials. There are no outstanding (i) options, warrants, restricted stock, restricted stock units or other securities of the Company or any of its Subsidiaries which are convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, or (ii) rights to acquire from the Company or any of its Subsidiaries any capital stock, equity equivalents, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, equity equivalents, voting securities or ownership interests in, any Subsidiary of the Company or of any Subsidiary or other similar rights (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SUBSIDIARY SECURITIES") nor does the Company or any of its Subsidiaries have any obligation to issue any Subsidiary Securities.

          (c) INDEBTEDNESS. Section 2.2(c) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding in an amount in excess of $1,000,000, together with the amount outstanding thereunder as of the date of this Agreement. No Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the shareholders of the Company or its Subsidiaries may vote. No event has occurred which entitles

(with or without notice or lapse of time or both) the holder of any Indebtedness set forth in Section 2.2(c) of the Company Disclosure Schedule to accelerate, or which does accelerate, the maturity of any such Indebtedness.

          2.3. CORPORATE AUTHORIZATION; BOARD APPROVAL.

          (a) CORPORATE AUTHORIZATION. The Company has all necessary power and authority to enter into this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, except, with respect to the Merger, for the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement (the "COMPANY REQUISITE VOTE"). The Company Requisite Vote is the only vote of holders of any class or series of securities necessary to approve this Agreement and the transactions contemplated hereby. This Agreement and each Transaction Document to which the Company is a party has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally and, by general principles of equity, including good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

          (b) BOARD APPROVAL. The Board of Directors of the Company has by unanimous vote of all of the directors, at a meeting duly called and held on or prior to the date hereof, (i) determined and declared that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, (iii) resolved to make the Company Recommendation and (iv) directed that this Agreement be submitted to the Company's stockholders for adoption.

          2.4. GOVERNMENTAL APPROVALS. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action, permit, license, authorization, certification, consent, approval, concession or franchise by or in respect of, or filing with, any federal, state, or local U.S. or foreign government, court, administrative agency, commission, arbitrator or other governmental or regulatory agency or authority (a "GOVERNMENTAL AUTHORITY") other than: (i) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and any other applicable Antitrust Laws; (iii) such filings with and consents of the Federal Communications Commission ("FCC") as may be required (including any notifications or other filings that do not require consent) (the "FCC CONSENTS"); (iv) a joint filing by the Company and Parent of a notice to the Committee on Foreign Investment in the United States ("CFIUS") pursuant to Section 721 of the Defense Production Act of 1950 ("EXON-FLORIO NOTICE"); (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices and permits set forth in Section
2.4 of the Company Disclosure Schedule; (vi) the filing with the Securities and Exchange Commission ("SEC") of (A) a Proxy Statement relating to the Company Stockholders' Meeting and (B) such reports under Section 13(a), 13(d), 13(e), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (vii) such filings with or notices to The New York Stock Exchange;
(viii) those that may be required solely by reason of Parent's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; and (ix) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby (the filings and consents (and any approvals, authorizations or expirations of waiting periods thereunder) described in clauses (iii), (iv) and (v) above, other than notice filings referred to in clause (v), are referred to as the "COMPANY REQUIRED CONSENTS").

          2.5. NON-CONTRAVENTION. Except as set forth in Section 2.5 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party do not, and the consummation of the transactions contemplated hereby or thereby will not: (i) contravene, conflict with or violate the Company Charter Documents or Subsidiary Charter Documents; (ii) subject to obtaining the adoption of this Agreement by the Company's stockholders as contemplated in Section 4.4 and obtaining all the consents, approvals and authorizations specified in clauses
(i) through (ix) of Section 2.4, contravene or conflict with or constitute a violation of any provision of any law, statute, ordinance, rule, code, or regulation of any Governmental Authority ("LAW"), or any outstanding order, writ, judgment, injunction, ruling, determination, award or decree by or with any Governmental Authority ("ORDER") binding upon or applicable to the Company or its Subsidiaries or by which any of their respective properties are bound or affected; (iii) subject to obtaining all the consents, approvals and authorizations and compliance with the matters referred to in clauses (i) through (ix) of Section 2.4, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation of the Company or any of its Subsidiaries, or cause increased liability or fees or to the loss of a material benefit or imposition of a penalty under (A) any Contract or (B) any Company Permit; or (iv) result in the creation or imposition of any mortgage, lien, right of first refusal, pledge, claim, license, charge, limitation in voting rights, encumbrance or other security interest (collectively, the "LIENS") on any asset of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation, modification, acceleration or other occurrences or Liens that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

          2.6. COMPANY SEC DOCUMENTS. The Company and PanAmSat Corporation have filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2002 (collectively, the "COMPANY SEC DOCUMENTS"). The Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "SECURITIES ACT"), or the Exchange Act, as the case may be, applicable to the Company SEC Documents each as in effect on the date so filed, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document filed and publicly available prior to the date of this Agreement (including any financial statements or other documentation incorporated by reference therein). No Subsidiary of the Company (other than PanAmSat Corporation) is required to file any form, report or other document with the SEC.

          2.7. FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES; INTERNAL AND DISCLOSURE CONTROLS.

          (a) COMPANY FINANCIALS. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents as of their respective dates (the "COMPANY FINANCIALS"): (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Forms 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated. All of the Subsidiaries of the Company are consolidated for accounting purposes as required by GAAP. The consolidated balance sheet of the Company contained in the Company SEC Documents as of December 31, 2004 is hereinafter referred to herein as the "COMPANY BALANCE SHEET," and December 31, 2004 is hereinafter referred to herein as the "COMPANY BALANCE SHEET DATE."

          (b) NO UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities or obligations disclosed or provided for in the Company Financials or the notes thereto or in the Company SEC Documents filed prior to the date hereof and publicly available after the filing of the Company SEC Document containing the Company Financials or (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, none of which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) AMENDMENTS OR MODIFICATIONS. The Company has made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Company Material Contracts which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

          (d) INTERNAL AND DISCLOSURE CONTROLS. The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

          2.8. INFORMATION IN OFFER DOCUMENTS. None of the Proxy Statement to be filed with the SEC in connection with the Merger, the Debt Offer Documents, nor any amendment or supplement to the Proxy Statement or the Debt Offer Documents, will contain, in the case of the Proxy Statement or any amendment or supplement thereto, at the date the Proxy Statement or any such amendment or supplement is first mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, and in the case of the Debt Offer Documents or any amendments or supplements thereto, at the time the Debt Offer Documents are first made available to potential purchasers of the PanAmSat Debt Financing and at the time of the consummation of the PanAmSat Debt Financing, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or the Debt Offer Documents. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          2.9. ABSENCE OF CERTAIN CHANGES. (a) Except as set forth in Section 2.9(a) of the Company Disclosure Schedule or in the Company SEC Documents filed and publicly available prior to the date hereof, since the Company Balance Sheet Date through the date hereof, there has not been any change, development, event, condition, occurrence or effect that individually or in the aggregate has had or would reasonably be expected to have (i) a Company Material Adverse Effect or
(ii) a material adverse impact on the ability of the Company to consummate the transactions contemplated hereby.

          (b) Since June 30, 2005 through the date hereof, except as (i) specifically contemplated by this Agreement, (ii) disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or
(iii) set forth in Section 2.9(b) of the Company Disclosure Schedule the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and there has not occurred any action, event or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Parent under Section 4.1.

          2.10. INSURANCE. A list of all launch and in-orbit satellite insurance policies as of the date hereof is set forth in Section 2.10 of the Company Disclosure Schedule. Copies of all such insurance policies have been made available to Parent. Except as set forth in Section 2.10 of the Company Disclosure Schedule: (i) all such policies are in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default in any material respect (including any such breach or default in any material respect with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification in any material respect, under any policy; (iii) all premiums due thereon have been paid and the Company has not received any written notice of cancellation, termination or non-renewal of any such policy (other than in connection with settlement of any claims thereunder); (iv) all appropriate insurers under such insurance policies have been notified of all potentially insurable losses known to the Company and no such insurer has informed the Company or any of its Subsidiaries of any denial of coverage or reservation of rights thereto; and (v) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Section 2.10 of the Company Disclosure Schedule also sets forth all other material insurance policies in effect as of the date hereof and owned, held by or applicable to the Company and its Subsidiaries.

          2.11. REAL PROPERTY; TITLE TO ASSETS.

          (a) OWNED REAL PROPERTY. Section 2.11(a) of the Company Disclosure Schedule contains a true and complete list of all the real property owned in fee by the Company and its Subsidiaries (the "OWNED REAL PROPERTY"). To the knowledge of the Company, each of the Company and its Subsidiaries has good, valid, fee simple and marketable title to each parcel of Owned Real Property, including, without limitation, all buildings, structures, fixtures and improvements located thereon, in each case, free and clear of all Liens, except
(i) Liens set forth in Section 2.11(a) of the Company Disclosure Schedule, and
(ii) Permitted Liens. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, there are no outstanding contracts for the sale of any of the Owned Real Property or for the purchase of any real property. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, there are no leases, subleases, licenses, concessions or any other contracts, options or rights of first refusal or agreements granting to any person or entity other than the Company and its Subsidiaries any right to the possession, use, occupancy or enjoyment of any of the Owned Real Property or any portion thereof.

          (b) REAL PROPERTY LEASES. Section 2.11(b) of the Company Disclosure Schedule contains a true and complete list of all leases, subleases, sub-subleases, licenses and other agreements, including any amendments or modifications thereto, under which the Company or any of its Subsidiaries, leases, subleases, licenses uses or occupies (whether as landlord, tenant, subtenant or pursuant to any other occupancy arrangement) or has the right to use or occupy, now or in the future, any real property (collectively, the "REAL PROPERTY LEASES," and the property subject to the Real Property Leases together with the Owned Real Property, the "REAL PROPERTY"). The Company has previously furnished or otherwise made available to Parent true, correct and complete copies of all Real Property Leases. Each Real Property Lease constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Real Property Lease (i) there is no default or event which, with notice or lapse of time or both, would constitute a default on the part of Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto and (ii) except as set forth in Section 2.11(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as applicable, has assigned, sublet or transferred its leasehold interest. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each Real Property Lease free and clear of all Liens, except (i) as set forth in Section 2.11(b) of the Company Disclosure Schedule, and (ii) Permitted Liens.

          2.12. COMPANY INTELLECTUAL PROPERTY. Section 2.12 of the Company Disclosure Schedule lists all registrations or applications for registration of any Company Intellectual Property. All rights in material Company Intellectual Property are valid, subsisting and enforceable in all material respects and the Company or its Subsidiaries owns or has the right to use all material Company Intellectual Property, free and clear of all Liens, except as set forth on
Section 2.12 of the Company Disclosure Schedule and except for Permitted Liens. Except as set forth in Section 2.12 of the Company Disclosure Schedule, (i) no material Action is pending or, to the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties, which challenges the validity or use of, or the ownership by, the Company and/or its Subsidiaries of the Company Intellectual Property; (ii) the Company has no knowledge of any material infringement or infringing use of any of the Company Intellectual Property or licenses by any Person; (iii) the Company or the Subsidiaries take reasonable actions to maintain and protect the material Company Intellectual Property, including confidential material Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iv) to the Company's knowledge, no infringement, misappropriation or violation of any material intellectual property right or other proprietary right of any third party has occurred or will result from the conduct of the business of the Company and its Subsidiaries or from the signing and execution of this Agreement or the consummation of the transactions contemplated hereby, and no written claim has been made to the Company or any Subsidiary by any third party based upon an allegation of any such infringement.

          2.13. LITIGATION. There is no action, suit, investigation, claim, charge or proceeding ("ACTIONS") pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective assets, properties or rights which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action commenced by shareholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company. Except as set forth in Section 2.13 of the Company Disclosure Schedule, there exist no Contracts with any of the directors and officers of the Company or its Subsidiaries that provide for indemnification by the Company or its Subsidiaries. Except as specifically disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

          2.14. TAXES. Except as set forth in Section 2.14 of the Company Disclosure Schedule:

          (a) The Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its Subsidiaries is a member, has timely filed (or has had timely filed on its behalf, taking into account all applicable extensions) all material Tax Returns required by applicable Law to be filed by it. All such Tax Returns, as they relate to the Company and its Subsidiaries are correct and complete in all material respects. The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes due and owing (whether or not shown on any Tax Return) and has established an adequate reserve for the payment of all Taxes not yet due and owing.

          (b) The Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) As of the date of this Agreement, (i) none of the material Tax Returns of the Company or its Subsidiaries have been examined by any Taxing Authority and (ii) no material audit, action, proceeding or assessment is pending or threatened by any such Taxing Authority against the Company or its Subsidiaries.

          (d) As of the Closing, neither the Company nor its Subsidiaries will be a party to any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes, except the Tax Separation Agreement.

          (e) There are no Liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings) upon any of the assets of the Company or any of its Subsidiaries.

          (f) Neither the Company nor any of its Subsidiaries has ever been a member of an "affiliated group" (as defined in Section 1504(a) of the Code), except for any group of which the Company, General Motors Corporation or Hughes Electronics Corporation (now known as The DIRECTV Group, Inc.) was the common parent corporation.

          (g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

          (h) Neither the Company nor any Company Subsidiary has distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by
Section 355 or 361 of the Code.

          2.15. EMPLOYEE BENEFIT PLANS; ERISA. Except as set forth in Section 2.15(a) of the Company Disclosure Schedule:

          (a) All employee benefit plans within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and all stock purchase, stock option, severance, retention, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan, multiemployer and all other employee benefit plans, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future), whether formal or informal, oral or written, legally binding or not (collectively, "PLANS"), under which (i) any current or former employee, director or consultant of the Company or its Subsidiaries (the "COMPANY EMPLOYEES") has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has had or has any present or future liability (collectively, the "COMPANY PLANS") are in compliance with, and have been established, administered and operated in accordance with, the terms of such Company Plans and applicable Law, except for any failure to so comply, administer or operate the Company Plans that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Plans that are maintained by the Company or any of its Subsidiaries at any time since January 1, 2002 (collectively, the "COMPANY MAINTAINED PLANS") are set forth in Section 2.15(a) of the Company Disclosure Schedule. With respect to each Company Plan (other than any Company Non-U.S. Plan, each of which shall be made available to Parent by the Company within 30 days after the receipt by the Company of a written request from Parent for such plan), the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Company Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any;
(v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.

          (b) The Internal Revenue Service has issued a determination or opinion letter to the effect that each such Company Maintained Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. Except as could not, individually or in the aggregate, result in a Company Material Adverse Effect, (i) no event has occurred, and no condition exists, that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their "CONTROLLED GROUP" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the
Code), to any tax, fine, lien, penalty or other liability imposed by applicable Law; (ii) neither the Company nor any of its Subsidiaries has engaged in any nonexempt prohibited transactions in connection with any Company Maintained Plan (or its related trust) with respect to which the Company or its Subsidiaries or any officer, director, employee of the Company or any of its Subsidiaries would be subject to either a penalty pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code; and (iii) neither the Company nor its Subsidiaries has incurred any liability under the fiduciary provisions of ERISA. No Company Maintained Plan that is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funded deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of the Company or its Subsidiaries has participated in or contributed to any multiemployer plan as defined in Section 3(37) of ERISA at any time during the prior six (6) years. Neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any liability with respect to any Company Maintained Plan that is subject to Title IV of ERISA, except for any liability that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) With respect to any Company Plan, except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, no (i) actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened and (ii) facts or circumstances exist that could give rise to any such actions, suits or claims.

          (d) Except as set forth in Section 2.15(d) of the Company Disclosure Schedule, no Company Maintained Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement or any prior acquisitions or reorganizations of the Company (or any of its affiliates) (whether alone or in connection with any subsequent event(s)), could result in the (i) payment to any Company Employee of any money or other property; (ii) provision of any benefits or other rights of any Company Employee; or (iii) increase, acceleration or provision of any payments, benefits or other rights (whether or not a "parachute payment" within the meaning of Section 280G of the Code) to any Company Employee.

          (e) Except as set forth in Section 2.15(e)-1 of the Company Disclosure Schedule, all Company Maintained Plans maintained outside the United States (collectively, the "COMPANY NON-U.S. PLANS") are in compliance with, and have been established, administered and operated in accordance with, the terms of such Company Non-U.S. Plans and applicable Law, except for any failure to so comply, establish, administer or operate the Company Non-U.S. Plans as would not reasonably be expected to have a Company Material Adverse Effect. All such Company Non-U.S. Plans are set forth in Section 2.15(e) of the Company Disclosure Schedule. All contributions or other payments which are due with respect to each Company Non-U.S. Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (f) The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries.

          (g) The Company has caused its 2005 Severance Pay Plan to be amended as set forth on Section 2.15(g) of the Company Disclosure Schedule.

          2.16. COMPLIANCE WITH LAWS; PERMITS.

          (A) COMPLIANCE WITH LAWS. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date hereof and except for such violations and failures to comply, and notices, Actions and assertions concerning such violations and failures to comply, that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or have a material adverse impact on the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement: (i) the Company and each of its Subsidiaries has conducted its business and is, in compliance with all Orders and Laws and corporate policies applicable thereto and (ii) no notice, Action or assertion has been received by the Company or any of its Subsidiaries or, to the knowledge of the Company, has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any violation of any Law applicable to them or by which their respective properties are bound or affected.

          (b) COMPANY PERMITS. Except as set forth in Section 2.16(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (i) necessary to own and operate each Company Satellite and all related earth stations and (ii) necessary for the lawful conduct of their respective businesses except, in the case of clause (ii), where the failure to hold the same has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (collectively, the "COMPANY PERMITS"). Section 2.16(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all Company Permits. The Company and its Subsidiaries are in compliance with the terms of all Company Permits, except for such non-compliance as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c) PENDING APPLICATIONS. Section 2.16(c) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of the Company's pending applications for authorization for satellites or earth stations with Governmental Authorities.

          2.17. COMPANY SATELLITES.

          (a) COMPANY SATELLITES. Set forth in Section 2.17(a) of the Company Disclosure Schedule is a complete and accurate list, by orbital location, of each satellite listing the number and type of transponders thereon, owned in whole or in part by the Company or any of its Subsidiaries as of the date of this Agreement (each a "COMPANY SATELLITE"). Subject to applicable Law, the Company has made available to Parent true and correct copies of the most recent monthly "Health Status Report" in existence as of the date of this Agreement summarizing all spacecraft related incidents and anomalies experienced by Company Satellites known to the Company at such date. Except as set forth in
Section 2.17(a) of the Company Disclosure Schedule, as of the date hereof, the Company has no knowledge of any spacecraft-related incidents or anomalies experienced by Company Satellites or any latent design defects that are not disclosed in the "Health Status Reports" referred to in the immediately preceding sentence.

          (b) ITU FREQUENCY REGISTRATION. Section 2.17(b) of the Company Disclosure Schedule contains a summary, by orbital location, of the status of frequency registration at the International Telecommunications Union, of each Company Satellite and each advanced published satellite filed on behalf of the Company, including the identity of the sponsoring administration and the frequency bands covered. Except as set forth in Section 2.17(b) of the Company Disclosure Schedule, as of the date hereof, the Company has no knowledge of any material and significant conflicting claim(s) with respect to its rights to use the frequency assignment(s) described in its ITU filings at any such orbital location(s) that reasonably would be expected to restrict or otherwise affect, in either case in a materially adverse manner, the Company's ability to operate the Company Satellite(s) on such frequency assignment(s) at such location(s).

          2.18. ENVIRONMENTAL MATTERS. Except as set forth in Section 2.18 of the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,
(i) each of the Company and its Subsidiaries is, and at all times prior, was in compliance with all applicable Environmental Laws, (ii) no notice, notification, demand, request for information, citation, summons or order has been received by, no complaint has been filed against or received, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law which; (iii) no Hazardous Substance has been discharged, disposed of, arranged to be disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released by the Company at, on, under or from any property or facility owned, leased or operated by the Company or its Subsidiaries or, to the knowledge of the Company, by any prior owner, lessee or operator; and (iv) there are no Environmental Liabilities. For purposes of this Section, the terms "COMPANY" and its "SUBSIDIARIES" shall include any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

          2.19. COMPANY MATERIAL CONTRACTS. All Company Material Contracts are legal, valid and binding and in full force and effect and are enforceable by the Company and its Subsidiaries in accordance with their respective terms in all material respects. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Company Material Contracts and are not, and to the knowledge of the Company are not alleged to be (with or without the lapse of time or the giving of notice, or both), in breach or default thereunder in any material respect. Section 2.19 of the Company Disclosure Schedule sets forth a complete and correct list of all Company Material Contracts as of the date hereof except that such schedule does not list (1) any Construction/Launch Contract where the remaining payments to be made by the Company do not exceed $10 million, (2) contracts to operate satellites of third parties entered into by the Company or its Subsidiaries in the ordinary course of business, to the extent true and correct copies of which have been made available to Parent prior to the date hereof, and (3) the individual Customer Contracts with the Company Material Customers but instead lists such Company Material Customers. True and correct copies of the Company Material Contracts have been made available to Parent or its advisors.

          2.20. FINDERS' FEES. Except for Morgan Stanley, a copy of whose engagement agreement has been provided to Parent, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

          2.21. OPINION OF FINANCIAL ADVISOR. THE Company has received the opinion of Morgan Stanley to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of the Company Common Stock in connection with the Merger is fair to such holders from a financial point of view. An executed copy of such opinion has been made available to Parent.

          2.22. TAKEOVER STATUTES. The Company has elected in its restated certificate of incorporation not to be governed by Section 203 of the DGCL such that neither Section 203 of the DGCL nor the restrictions on "business combinations" set forth therein apply to, or restrict the Company's authority to effect or complete the Merger, this Agreement and the transactions contemplated by this Agreement.

          2.23. TRANSACTIONS WITH AFFILIATES. Except (i) as set forth in Section
2.23 of the Company Disclosure Schedule, (ii) as disclosed in the Company's registration statement on Form S-1 filed on December 20, 2004, as amended prior to the date hereof, (iii) as would not be required to be disclosed pursuant to
Item 404 of Regulation S-K, or (iv) those of a type available to employees of the Company generally, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) any of the Stockholders or any record or beneficial owner of five percent or more of the voting securities of the Company or (iii) Affiliate of any such officer, director, Stockholder or record or beneficial owner, on the other hand. For purposes of this Section, the term "AFFILIATE" shall have the meaning provided in Rule 501(b) promulgated under the Securities Act.

          2.24. LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees.

          2.25. LIMITATION ON WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY TO PARENT, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. ALL REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT ARE HEREBY DISCLAIMED, AND PARENT ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF THE COMPANY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.

                                  ARTICLE III

             Representations and Warranties of Parent and Merger Sub

          Parent and Merger Sub represent and warrant to the Company as set forth below:

          3.1. ORGANIZATION AND POWER; SUBSIDIARIES.

          (a) ORGANIZATION. Each of Parent and Merger Sub is a limited liability company, corporation or other entity, respectively, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b) CHARTER DOCUMENTS. Parent and Merger Sub have each delivered or made available to the Company a true and correct copy of the Articles of Incorporation and Bye-laws, as amended to date (collectively, the "FORMATION DOCUMENTS"), and such instruments are in full force and effect and no other organizational documents are applicable to or binding upon Parent or Merger Sub. Parent and Merger Sub are not in violation of any of the provisions of the applicable Formation Documents.

          3.2. CORPORATE AUTHORIZATION. Parent and Merger Sub each has all necessary power and authority to enter into this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each Transaction Document to which it is a party and the consummation by Parent of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action. No vote of any class or series of Parent's (or of Intelsat, Ltd.'s or Intelsat Holdings, Ltd.'s) capital stock is necessary in connection with the execution of this Agreement or any Transaction Document and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by Parent, Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at Law).

          3.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each Transaction Document to which it is a party, and the consummation by Parent of the transactions contemplated hereby and thereby, require no action, permit, license, authorization, certification, consent, approval, concession or franchise by or in respect of, or filing with, any Governmental Authority other than: (i) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (ii) the FCC Consents; (iii) the joint filing by the Company and Parent of the Exon-Florio Notice, (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices and permits set forth in Section 2.4 of the Company Disclosure Schedule or Section
3.3 of the Parent Disclosure Schedule; (v) those that may be required solely by reason of Company's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair the ability of Parent to perform their obligations hereunder, or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby (the filings and consents (and any approvals, authorizations or expirations of waiting periods thereunder) described in clauses (ii), (iii) and (iv) above, other than notice filings referred to in clause (iv), are referred to as the "PARENT REQUIRED CONSENTS", and, together with the Company Required Consents, the "REQUIRED CONSENTS").

          3.4. NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each Transaction Document to which it is a party do not, and the consummation by Parent of the transactions contemplated hereby and thereby will not: (i) contravene or conflict with the Parent Formation Documents; (ii) subject to obtaining all the consents, approvals and authorizations specified in clauses (i)-(iv) of Section 3.3, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Parent or Merger Sub; (iii) subject to obtaining all the consents, approvals and authorizations specified in clauses
(i)-(vi) of Section 3.3, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Sub under (A) any provision of any material Contract binding upon Parent or (B) any material license, franchise, or permit held by Parent or Merger Sub; or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, other than, in the case of clauses (ii), (iii) or
(iv), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration or Liens that would not, individually or in the aggregate, reasonably be expected to impair the ability of Parent or Merger Sub to perform their obligations hereunder, or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

          3.5. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto or the Debt Offer Documents or any amendment or supplement thereto will contain, in the case of the Proxy Statement, at the date the Proxy Statement or any such amendment or supplement is first mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, and in the case of the Debt Offer Documents or any amendments or supplements thereto, at the time the Debt Offer Documents are first made available to potential purchasers of the PanAmSat Debt Financing and at the time of the consummation of the PanAmSat Debt Financing, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.6. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent or Merger Sub or any of their respective properties which, individually or in the aggregate, would reasonably be expected to impair the ability of Parent or Merger Sub to perform its obligations hereunder, or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

          3.7. FINANCING. Simultaneously with the execution and delivery of this Agreement, Parent has delivered to the Company true and correct copies of binding commitment letters from Deutsche Bank AG Cayman, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Credit Suisse First Boston, Cayman Islands Branch, Lehman Commercial Paper Inc., and Lehman Brothers Inc. (the "COMMITMENT LETTERS"). The financing contemplated by the Commitment Letters (the "DEBT FINANCING") will provide sufficient funds to allow Parent, Merger Sub and the Company to consummate the Merger on the terms and conditions set forth in this Agreement and for the Company to pay the amounts in respect of the Company Options required by Section 1.17.

          3.8. CONDITION OF THE BUSINESS; INDEPENDENT INVESTIGATION.

          (a) Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub each acknowledges and agrees that the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article II. Any claims Parent or Merger Sub may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company set forth in Article
II. Parent and Merger Sub further represents that neither the Company nor any of its affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Company or its affiliates or any other Person will have, or be subject to, any liability to Parent or any other Person resulting from the distribution to Parent or its representatives or Parent's use of, any such information, publications or data room information provided to Parent or its representatives, or any other document or information in any form provided to Parent or its representatives in connection with the sale of the Company and it Subsidiaries and the transactions contemplated hereby, except that nothing herein shall constitute a waiver of any rights of Parent in the case of fraud.

          (b) Parent acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations. In connection with Parent's investigation of the Company and its Subsidiaries and their businesses and operations, Parent and its representatives have received from the Company or their representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Parent and Merger Sub each acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (ii) Parent and Merger Sub are familiar with such uncertainties, (iii) Parent and Merger Sub are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to Parent, Merger Sub or their respective representatives, and (iv) neither Parent nor Merger Sub will (and each will cause all of its Subsidiaries and other affiliates and all other Persons and representatives acting on its behalf not to) assert any claim or cause of action against the Company its Subsidiaries or any of the Company's direct or indirect directors, officers, employees, agents, stockholders, affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other Person liable with respect thereto, except that nothing herein shall constitute a waiver of any rights of Parent or Merger Sub in the case of fraud.

          3.9. QUALIFICATIONS TO HOLD COMMUNICATIONS LICENSES. Parent is legally, financially and otherwise qualified under the Communications Act to be the licensee of and to own and operate the Company Satellites and to perform its obligations hereunder. To Parent's knowledge, no fact or circumstance exists relating to the qualifications of Parent or any foreign qualifications of Parent that (i) has prevented or delayed, or would reasonably be expected to prevent or delay beyond the Outside Date, the FCC from granting approval of the FCC Consent Application; or (ii) has prevented or delayed, or would reasonably be expected to prevent or delay beyond the Outside Date, or otherwise disqualify Parent as the licensee, owner, operator or transferee of any satellite in any foreign jurisdiction, in each case assuming receipt of the Required Consents and the satisfaction of the condition set forth in Section 5.3(a)(i).


                                   ARTICLE IV

                                    COVENANTS

          4.1. CONDUCT OF THE COMPANY.

          (a) ORDINARY COURSE. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, except as (x) set forth in Section 4.1 of the Company Disclosure Schedule, (y) expressly contemplated by this Agreement or as required by applicable Law or (z) consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, for the benefit of Parent, carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, maintain in full force and effect the satellite launch and in-orbit insurance policies listed on Section 2.10 of the Company Disclosure Schedule until the end of their term and consult in good faith with Parent regarding (i) the decision whether to replace any such policy which expires prior to the Closing Date, and
(ii) if replaced, the terms of the replacement policy, and with respect to other types of insurance, maintain in full force and effect until the Closing substantially the same levels of coverage of insurance with respect to the assets, operations and activities of the Company and its Subsidiaries as a whole as are in effect as of the date of this Agreement.

          (b) REQUIRED CONSENT. Without limiting the generality of Section 4.1(a), and except as otherwise expressly permitted by this Agreement, or listed on Section 4.1 of the Company Disclosure Schedule or as required by applicable Law in existence on the date hereof, from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall not, and shall not permit or cause any of its Subsidiaries to, for the benefit of Parent without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

          (i) do or effect any of the following actions with respect to the Company's or any of its Subsidiaries' securities: (A) adjust, split, combine, recapitalize or reclassify its capital stock; (B) make, declare or pay any dividend or other distribution on (other than dividends to the Company or its Subsidiaries), or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock; PROVIDED, HOWEVER, that Company may declare and pay consistent with usual and customary declaration, record and payment dates, the regular quarterly cash dividend in respect of each of the third and fourth fiscal quarters of 2005 which shall not exceed $0.3875 per share of Company Common Stock, and thereafter, consistent with its customary declaration, record and payment dates, regular quarterly cash dividends in respect of each fully completed fiscal quarter prior to the Closing Date, not to exceed $0.42625 per share of Company Common Stock (such applicable amount, the "QUARTERLY DIVIDEND"); (C) grant any Person any right or option to acquire any shares of capital stock, except for stock options relating to not more than 100,000 shares of Company Common Stock (having an exercise price of fair market value at date of grant) for grants to new hires to fill vacant positions or in connection with promotions to fill vacant positions, in each case, in the ordinary course of business consistent with past practice; (D) issue, deliver, pledge, transfer or sell or agree to issue, deliver, transfer or sell any Company Securities or Subsidiary Securities (except pursuant to the exercise or vesting of Company Options, restricted stock or restricted stock units outstanding on the date hereof or permitted to be issued under this Section 4.1(b) or the issuance of previously deferred restricted stock (provided such shares are included in the number of shares reserved for issuance set forth in Section 2.2(a)(i))); (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock; or (F) make any adjustment to the amount of stock underlying, or the exercise price of, any Company Options;

          (ii) amend or cause, adopt or propose any amendments to (i) the Company Charter Documents or any of the Subsidiary Charter Documents or (ii) any material term of any outstanding Company Security or any Subsidiary Security;

          (iii) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than a merger or consolidation between direct or indirect wholly owned Subsidiaries);

          (iv) merge or consolidate with any other Person or acquire assets or capital stock of any Person (other than the acquisition of assets in the ordinary course of business consistent with the Company's capital spending budget set forth in Section 4.1(b)(viii) of the Company Disclosure Schedule);

          (v) sell, transfer, license, assign, lease, pledge, mortgage, encumber, subject to a material Lien (other than a Permitted Lien) or otherwise dispose of any amount of the Company's or any of its Subsidiaries' property, assets or rights, other than in the ordinary course of business consistent with past practice or with respect to obsolete assets;

          (vi) change the orbital location or de-orbit or take any similar action with respect to any Company Satellite, other than in the ordinary course of business consistent with past practice;

          (vii) incur or assume any Indebtedness (except for borrowings under the Company's revolving credit facility), or amend the terms of any existing material Indebtedness set forth in Section 2.2(c) of the Company Disclosure Schedule or repay any Indebtedness (except Indebtedness arising under the Company's revolving credit facility) which is secured by any assets of the Company or any of its Subsidiaries;

          (viii) (A) acquire or agree to acquire any satellite or other spacecraft which the Company has not, on the date of this Agreement, previously agreed in writing to acquire, or (B) make one or more investments or capital expenditures; provided, however, that the Company may (x) continue or commence capital programs as set forth in Section 4.1(b)(viii) of the Company Disclosure Schedule, plus additional expenses solely for change orders of up to 10% of the budgeted payments on each satellite shown thereon, (y) replace satellites and other spacecraft (in each case other than satellites that are not Core Satellites) that are not successfully launched, that are lost or destroyed or whose operational capacity is reduced to less than 50% of its stated satellite operational capacity, in each case in a commercially reasonable manner and consistent with the Company's customary procurement practices, and (z) purchase such terrestrial equipment as necessary to supply customers in the ordinary course in connection with leases of transponder capacity by such customers or other services provided to such customers;

          (ix) (A) enter into, establish, adopt, terminate or modify any Company Plan or any plan, policy, trust, fund, program or other agreement or arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, (B) grant any bonuses, salary increases, severance or termination pay to, or otherwise increase the compensation or benefits of, any present or former officer, director, consultant or employee of the Company or its Subsidiaries, other than (1) increases in salary or wages in the ordinary course of business consistent with past practice, or (2) as may be required by applicable Law, the Company Plans or a binding written contract in effect on the date of this Agreement, (C) except as required by the terms of the Company Plans, accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of the Company's or any of its Subsidiaries', current or former directors, officers, employees or consultants, or otherwise pay any amounts not due such individual under any existing Company Plan, (D) establish, adopt, enter into or amend any collective bargaining agreement or (E) fund any trust underlying any Company Plan except as required by the terms of such Company Plan or trust in effect as of the date hereof; PROVIDED that the foregoing shall not prevent (x) hiring and promoting officers and employees to fill vacancies or (y) the participation of such officers and employees in Company Plans, in each case under (x) and (y), in the ordinary course of business consistent with past practice;

          (x) except as may be required by applicable Law or GAAP, change any method, policy, practice, procedure or principle of accounting;

          (xi) (1) enter into any Contract that if existing on the date hereof would be a Company Material Contract (other than a Customer Contract) except (A) as contemplated by and in connection with an action permitted by the proviso to clause (viii) of this
Section 4.1(b), (B) as contemplated by clause (xix) of this Section 4.1(b) and
(C) as contemplated by Section 4.1(d), (2) enter into any Significant Capacity Contract outside of the ordinary course of business, (3) terminate any Company Material Contract (except pursuant to the terms thereof in response to a breach by another party thereto) or any Customer Contract with any Company Material Customer (except pursuant to the terms thereof in response to a breach by another party thereto), (4) amend, supplement or modify in any material respect any Company Material Contract other than a Customer Contract to which the Company or any of its Subsidiaries is a party or amend, supplement or modify in the aggregate in a materially adverse respect any Customer Contract to which the Company or any of its Subsidiaries is a party, or (5) waive, release, cancel, allow to lapse, convey, encumber or otherwise transfer any material rights or claims under any Company Material Contract;

          (xii) make any loan, advance or capital contribution to or investment in any Person (including any present or former officer, director, consultant, or employee of the Company or its Subsidiaries), other than loans, advances or capital contributions to or investments in a Subsidiary of the Company;

          (xiii) settle or compromise (A) any material Action, whether administrative, civil or criminal, in law or in equity or (B) any material claim under any insurance policy for the benefit of the Company or any of its Subsidiaries;

          (xiv) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice which, in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole;

          (xv) make, change or rescind any material Tax election not consistent with past practice; change any accounting period or method; or settle or compromise any material Tax liability;

          (xvi) cancel or terminate, or amend in any material and adverse way, any satellite launch or in-orbit insurance policy of the Company or its Subsidiaries, or fail to use reasonable best efforts to prevent any such policy from being cancelled or terminated prior to the scheduled end of its term;

          (xvii) terminate, shut down, discontinue or cease operations of any business segment of the Company or any service offering;

          (xviii) enter into, renew, materially amend or terminate any lease of material real property;

          (xix) enter into any partnerships, joint ventures or other similar agreements;

          (xx) take any action (including any action otherwise expressly permitted hereby) that would reasonably be expected to (A) result in any of the representations and warranties set forth in Article II becoming false or inaccurate such that the condition set forth in

Section 5.3(e) would fail to be satisfied or (B) adversely affect the likelihood that any Regulatory Condition will be satisfied on a timely basis; or

          (xxi) agree or commit, in writing or otherwise, to take any of the foregoing actions.

          (c) RESTORATION SERVICES. In the event of a total or partial failure of any of Company Satellite, the Company agrees to notify Parent within twenty-four (24) hours of the time that the Company has knowledge that a failure has occurred and, as soon as practicable thereafter, provide Parent with a list of the technical requirements of any services which the Company intends for third parties to restore (the "Restoration Services"). The Company further agrees to consider in good faith any offer Parent makes to provide such Restoration Services.

          (d) IN-BOUND CAPACITY LEASES. Prior to entering into any In-bound Capacity Lease, the Company agrees to notify Parent that it desires to enter into an In-bound Capacity Lease and request that Parent make a proposal to the Company to provide such In-bound Capacity Lease. Parent shall within five Business Days of receiving the Company's request for a proposal for such In-bound Capacity Lease provide the Company with a proposal for such In-bound Capacity Lease or notify the Company that it does not wish to provide such a proposal. If Parent provides the Company with a proposal for an In-bound Capacity Lease, the Company shall not obtain the services provided by such proposed In-bound Capacity Lease from any other third party, unless such third party provides an In-bound Capacity Lease on terms which are more favorable to the Company in the aggregate than the terms proposed by Parent.

          4.2. CONDUCT OF PARENT.

          (a) CONDUCT. Parent agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing, except as expressly contemplated by this Agreement, or as required by applicable Law, and except as may be consented to in writing by the Company (such consent not to be unreasonably withheld or delayed), Parent shall not, and shall not permit any of its direct or indirect Subsidiaries or any Controlled Affiliates to, (i) take any action or agree, in writing or otherwise, to take any action that would reasonably be likely to result in any of the representations and warranties set forth in Article III becoming false or inaccurate such that the conditions set forth in Section 5.2(a) would fail to be satisfied or (ii) enter into or consummate any agreements or arrangements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) in the fixed satellite services ("FSS") industry of any business providing or currently capable of providing satellite service within, or connecting via satellite to, North America or South America, in either case in the C or Ku bands, it being understood that the foregoing shall not prevent Parent, any of its Subsidiaries or any Controlled Affiliates from (x) acquiring hardware (including satellites on the ground or in orbit, so long as such acquisition does not include any orbital slot, license, or right to use or occupy an orbital slot or license or associated business), (y) acquiring any FSS business or orbital slots, in either case not involving the C or Ku bands or involving the C or Ku bands but not providing or capable (at the time of such acquisition) of providing satellite service within, or connecting via satellite to, North America or South America, or (z) entering into any joint venture in which Parent, directly or indirectly, holds an interest of 50% or less, so long as, in each of cases (x), (y) and (z), the taking of any such action is not, individually or in the aggregate, reasonably likely to adversely affect the ability of Parent to obtain any of the Required Consents, or the ability of the condition set forth in Section 5.3(a)(i) to be satisfied, by the Outside Date.

          (b) FINANCING. Parent shall use its commercially reasonable efforts to obtain and effectuate the financing contemplated by the Commitment Letters on the terms set forth therein. Parent agrees to notify the Company promptly and, in any case, within 24 hours if, at any time prior to the Closing Date, (i) any Commitment Letters shall expire or be terminated, modified or amended for any reason, or (ii) any of the financing sources that is a party to any of the Commitment Letters notifies Parent that such source will not be able to provide financing substantially on the terms set forth in the applicable Commitment Letter. Parent shall not amend or alter, or agree to amend or alter, the Commitment Letters in any manner that could reasonably be expected to materially delay or prevent the consummation of any of the transactions contemplated hereby without the prior written consent of the Company.

          4.3. DEBT OFFER DOCUMENTS, PROXY STATEMENT; SEC DOCUMENTS; COMPANY FINANCIAL STATEMENTS.

          (a) PROXY STATEMENT. As promptly as reasonably practicable following the date hereof, the Company shall prepare and shall file (no later than the tenth Business Day following the date hereof) with the SEC a preliminary Proxy Statement, together with a form of proxy, with respect to the Company Stockholders' Meeting at which the stockholders of the Company will be asked to vote upon and approve this Agreement and the Merger and shall use its commercially reasonable efforts to have the Proxy Statement and form of proxy cleared by the SEC as soon as practicable following the date the Proxy Statement is filed with the SEC and shall cause the Proxy Statement to be mailed to the Company's stockholders as soon as practicable following the date the form of proxy is cleared by the SEC. Parent will provide promptly the Company with any information that may be reasonably requested in order to effectuate the preparation and filing of the Proxy Statement. The Company will provide Parent and its counsel with a reasonable opportunity to review the Proxy Statement prior to its filing. The Company will respond as promptly as practicable to, and provide Parent and its counsel with a reasonable opportunity to participate in the Company's response to, any comments from the SEC and will notify Parent upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Proxy Statement and shall provide Parent with all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement.

          (b) INFORMATION. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or the Debt Offer Documents, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to the stockholders of the Company, in the case of the Proxy Statement, or to the extent required to potential purchasers of PanAmSat Debt Financing, such amendment or supplement, in each case as promptly as practicable; provided, however, with the respect to those Debt Offer Documents that are provided with respect to bank loans (the "BANK BOOK"), the Company shall be obligated to inform Parent only of such information regarding the Company as it would be required to inform the lenders and banks under the Commitment Letters as if the Company were a party thereto. Each of Parent and the

Company shall cooperate and the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on the Proxy Statement and on any amendment or supplement to the Proxy Statement prior to filing such with the SEC and will provide Parent with a copy of all such filings made with the SEC. The information provided and to be provided by Parent, Merger Sub and the Company, respectively, for use in the Proxy Statement or any amendment or supplement thereto and the Debt Offer Documents or any amendment or supplement thereto, in the case of the Proxy Statement, at the date the Proxy Statement or any such amendment or supplement is first mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, and in the case of the Debt Offer Documents or any amendments or supplements thereto, at the time the Debt Offer Documents are first made available to potential purchasers of PanAmSat Debt Financing and at the time of the consummation of the PanAmSat Debt Financing, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED that with respect to the Bank Book, the Company's only obligation shall be to provide such information regarding the Company as it would be required to inform the lenders and banks under the Commitment Letters as if the Company were a party thereto. Parent shall provide to the Company a copy of any disclosure relating to the Company and its Subsidiaries in the Bank Book or any revision thereto and an opportunity to correct such disclosure prior to the dissemination of the Bank Book or any such revision.

          (c) COMPANY SEC DOCUMENTS. Each of the Company SEC Documents to be filed by the Company after the date of this Agreement(but with respect to the Proxy Statement, with respect to the final Proxy Statement only) when filed (unless amended, in which case when amended), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed (unless amended, in which case when amended). None of the Company SEC Documents (including any financial statements or schedules included or incorporated by reference therein) to be filed by the Company after the date of this Agreement, when filed (unless amended, in which case when amended), will contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (d) COMPANY FINANCIAL STATEMENTS. Each of the audited and unaudited financial statements (including any related notes) included in the Company SEC Documents to be filed by the Company after the date of this Agreement, when filed (unless amended, in which case when amended), will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).

          4.4. COMPANY STOCKHOLDERS' MEETING.

          (a) COMPANY'S OBLIGATIONS RELATING TO THE STOCKHOLDER APPROVAL PROCESS. The Company shall, consistent with its obligations under Section 4.7, as promptly as practicable following the execution of this Agreement:

          (i) take all action, in accordance with the U.S. federal securities laws, the DGCL, all other applicable Law and the Company Charter Documents, necessary to call, hold and convene a meeting of its stockholders to consider and vote on the adoption and approval of this Agreement and the approval of the Merger to be held within 20 Business Days following the mailing of the Proxy Statement to the holders of Company Common Stock (the "COMPANY STOCKHOLDERS' MEETING");

          (ii) subject to Section 4.4(b), include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger (the "COMPANY RECOMMENDATION"); and

          (iii) use its commercially reasonable efforts, in accordance with the U.S. federal securities laws, the DGCL and all other applicable Law, to solicit from its stockholders entitled to vote thereon proxies to be voted at the Company Stockholders' Meeting sufficient under applicable Law to constitute the Company Requisite Vote.

          (b) NON-RECOMMENDATION DETERMINATION. If the Company's Board of Directors (or any authorized committee thereof) shall have determined, in good faith and following the receipt of advice of legal counsel, that either (i) prior to the mailing of the Proxy Statement, it is necessary not to make the Company Recommendation, or (ii) after having made the Company Recommendation, it is necessary to withdraw, revoke or modify such recommendation in any manner adverse to Parent, in each case, in order to comply with its fiduciary duties under applicable Law (a "NON-RECOMMENDATION DETERMINATION"), the Company shall
(x) promptly provide written notice thereof to Parent and (y) be permitted to make a Non-Recommendation Determination; provided, however, that if a Non-Recommendation Determination is in respect of a Superior Proposal, the Company's Board of Directors (or any authorized committee thereof) may make a Non-Recommendation Determination only if the Company shall have complied in all respects with the applicable provisions of Section 4.6 with respect to such Superior Proposal. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is earlier terminated in accordance with its terms, the Company shall be required to submit this Agreement for approval by its stockholders at the Company Stockholders' Meeting and comply with its other obligations hereunder regardless of any Non-Recommendation Determination.

          (c) CONDITIONS TO THE COMPANY'S OBLIGATIONS RELATING TO THE STOCKHOLDER APPROVAL PROCESS. The Company's obligation to hold and convene a meeting as set forth in Section 4.4(a)(i) and to take the actions set forth in
Section 4.4(a)(iii) is subject to the receipt of all required approvals and clearances of the Proxy Statement from the SEC and that no restraining order shall have been entered or threatened by the SEC with respect to the Proxy Statement.

          4.5. CONFIDENTIALITY; ACCESS TO INFORMATION.

          (a) CONFIDENTIALITY. The parties acknowledge that the Company and an affiliate of Parent have previously executed a Confidentiality Agreement dated April 19, 2005, as amended (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and Parent will hold, and will cause its directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

          (b) ACCESS TO INFORMATION. To the extent permitted by applicable Law, from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company will and will cause its Subsidiaries to (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, employees and personnel (including for purposes of discussing post-Closing employment), books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors, financing sources that executed and delivered the Commitment Letters, and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including for the purpose of planning for post-closing integration between the parties), (iii) instruct the Company's employees, auditors, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries and in Parent's and its Subsidiaries' integration planning efforts and (iv) deliver to Parent a copy of the monthly "Health Status Reports" at the same time that such reports are delivered to the Company's customers in the ordinary course of business consistent with past practice. The foregoing information shall be held in confidence by Parent, its counsel, financial advisors, auditors and other authorized representatives in accordance with the provisions of the Confidentiality Agreement.

          4.6. NO SOLICITATION.

          (a) The Company agrees that, during the term of this Agreement, it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries' officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives (collectively, "REPRESENTATIVES"), directly or indirectly, to:

          (i) solicit, initiate or otherwise take action to facilitate (including by way of furnishing information) or encourage the making by any Person (other than the other parties hereto) of any proposal, offer or inquiry (including any proposal from or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, a proposal for any merger, reorganization, share exchange, tender offer, exchange offer, consolidation, recapitalization, liquidation, dissolution, joint venture or other business combination involving the Company or any of its Subsidiaries, or any purchase of 10% or more of the capital stock or a material portion of the assets of the Company and its Subsidiaries on a consolidated basis (in each case, a "COMPETING TRANSACTION");

          (ii) participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect, to any Competing Transaction; or

          (iii) execute or enter into any agreement, understanding or arrangement with respect to any Competing Transaction, or approve or recommend or propose to approve or recommend any Competing Transaction or any agreement, understanding or arrangement relating to any Competing Transaction (or resolve or authorize or propose to agree to do any of the foregoing actions); provided, however, that:

          (A) at any time prior to such time, if any, that the Company Requisite Vote shall have been received, the Company may take any action described in the foregoing clause (ii) in respect of any Person, but only if (1) such Person has delivered an unsolicited bona fide written proposal for a Competing Transaction that, in the good faith judgment of the Company's Board of Directors (or any authorized committee thereof), after consultation with its financial advisors, is a Superior Proposal or is reasonably likely to be or become a Superior Proposal and (2) the Board of Directors of the Company (or any authorized committee thereof) determines in good faith following the receipt of the advice of counsel that it is necessary to do so in order to comply with its fiduciary duties under applicable Law; provided, further, that (x) prior to the Company furnishing any confidential information to such Person, such Person shall have entered into a confidentiality agreement with the Company in substance substantially similar to and no more favorable to such Person than the Confidentiality Agreement (excluding any standstill provision) and (y) the Company shall promptly notify (but in no event later than 24 hours) Parent of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions (including without limitation with respect to any rights and obligations of any shareholders) of any inquiries, proposals or offers, and shall keep Parent reasonably informed as to the status thereof and of any oral or written modifications to the possible terms of the Competing Transaction that is the subject of such inquiries, proposals or offers or status in each case, within 24 hours of such modification. The Company agrees that it and its respective Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent. The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend or modify any provision of any standstill or confidentiality agreement relating to the sale or other disposition of the Company or any material portion of its or any of its Subsidiaries' equity interests or assets to which it or any of its Subsidiaries is a party and that it and its Subsidiaries shall enforce the provisions of any such agreement by appropriate commercially reasonable action.

          (B) The Company may enter into any agreement or arrangement (other than a confidentiality agreement, which may be entered into if the conditions of clause (A) above have been met) regarding any such Competing Transaction, or the Company's Board of Directors (or any authorized committee thereof) may approve or recommend to its stockholders (or resolve to do so), or publicly propose to approve or recommend to its stockholders, an unsolicited bona fide written proposal for a Competing Transaction or make a Non-Recommendation Determination in connection with a Superior Proposal, but only if (1) the Company and its Subsidiaries have complied with their obligations under this Section 4.6 in all material respects and with this clause (B) in all respects, (2) the Company has first given Parent at least four Business Days to respond to such Competing Transaction after the Company has notified Parent of all material terms of such transaction as described above and that, in the absence of any further action by Parent, (i) in the good faith judgment of the Company's Board of Directors (or any authorized committee thereof), after consultation with its financial advisors, the Company's Board of Directors (or any authorized committee thereof) has concluded such Competing Transaction is a Superior Proposal and (ii) the Company's Board of Directors (or any authorized committee thereof), has determined in good faith and following the receipt of the advice of counsel, that it is necessary to take such action (and describing the action that it intends to take) in order to comply with its fiduciary duties under applicable Law, and in each case having given due consideration to any amendments or modifications to this Agreement proposed by Parent during such four Business Days period; and (3) in the event the Company intends to enter into any such agreement or arrangement (other than a confidentiality agreement that may be entered into if the conditions of clause (A) above have been met) regarding any such Competing Transaction, the Company has previously terminated this Agreement in accordance with
     Section 6.1(c)(ii) hereof and simultaneously paid the Company Termination Fee pursuant to Section 6.3(b) hereof;

          (C) nothing herein shall limit the Company's ability to comply in good faith, to the extent applicable, with Rules 14d-9 and 14e-2 of the Exchange Act with regard to a tender or exchange offer or to make any disclosure required by applicable Law that the Company's Board of Directors (or any authorized committee thereof) determines in good faith following the receipt of the advice of counsel is required by applicable Law; provided, however, that neither the Company nor the Company's Board of Directors (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Competing Transaction) or (ii) withdraw or modify the Company Recommendation, unless in each case the requirements of this Section 4.6 shall have been satisfied.

          (b) For the purposes of this Agreement, "SUPERIOR PROPOSAL" means a bona fide, written proposal by a third party for a Competing Transaction not solicited in violation of this Section 4.6 that is on terms that the Company's Board of Directors (or any authorized committee thereof) determines in good faith, after consultation with its counsel and financial advisors, would, if consummated, result in a transaction that would be more favorable to the Company and its stockholders (taking into account such factors as the Company's Board of Directors (or any authorized committee thereof) in good faith deems relevant, including the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing and the likelihood that the transaction will be consummated) than the Merger contemplated by this Agreement would be if it were consummated; provided that to be a Superior Proposal, the consummation of one or more steps in a Competing Transaction must result in a third party (or the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the Company Common Stock (or the surviving or ultimate parent entity in such transaction) or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

          (c) The Company will, and will cause its Subsidiaries and their respective Representatives to, cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted on or before the date hereof with respect to any Competing Transaction and shall request that all confidential information previously furnished to any such third parties be returned or destroyed promptly in accordance with confidentiality agreements with such third parties.

          4.7. COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and Orders to consummate the transactions contemplated by this Agreement.

          4.8. REGULATORY MATTERS.

          (a) Within thirty (30) Business Days after the date hereof or any shorter period as required by applicable Law, (i) each of Parent and the Company shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and Parent and the Company shall make any similar required competition law filings under any other applicable Laws, including, but not limited to, Antitrust Laws with respect to the transactions contemplated by this Agreement, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable,
(ii) each of Parent and the Company shall make any required filings under any other Antitrust Laws, and (iii) the Company shall make an application with the Department of State relating to the registration of the Company or any of its Subsidiaries as an exporter under ITAR (which application shall request that any related ITAR licenses relating to the Company or any of its Subsidiaries as an exporter under ITAR be transferred to the Company or any of its Subsidiaries upon the Closing Date).

          (b) Within thirty (30) Business Days after the date hereof, each of Parent and the Company shall make, and shall cause its Subsidiaries to make all necessary filings with or applications to any Governmental Authority that has issued a Company Permit with respect to the transactions contemplated by this Agreement, including any necessary applications to the FCC for its consent to the transactions contemplated hereby with respect to a Company Permit issued by the FCC (the "FCC CONSENT APPLICATION").

          (c) Parent and the Company shall, and shall cause their respective Subsidiaries to: (i) use their reasonable best efforts to obtain prompt termination of any waiting period under the HSR Act and prompt termination of any other requisite waiting period under any applicable Law; (ii) cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 4.8, including subject to Applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party's Subsidiaries to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement, provided, however, that materials may be redacted (x) to remove references concerning the valuation of Parent, the Company, or any of their Subsidiaries, and (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns; (iii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Authority; (iv) promptly inform the other party of any communications with, and inquiries or requests for information from, such Governmental Authorities in connection with the transactions contemplated by the Agreement; (v) consult with the other parties in advance of any meeting or conference, whether in-person or by telephone, with any such Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences; and (vi) use their reasonable best efforts to cause the Regulatory Conditions to be satisfied.

          (d) Parent and the Company shall, and shall cause their respective Subsidiaries to: (i) use reasonable best efforts to diligently prosecute all applications with the FCC, including the FCC Consent Application, and all similar foreign Governmental Authorities for consent to the transactions contemplated herein and to provide all appropriate filings and notifications to foreign Governmental Authorities, (ii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation or prosecution of any such applications, and (iii) keep the other parties promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities with respect to the transactions contemplated hereby.

          (e) In furtherance and not in limitation of the covenants of the parties contained in Sections 4.8(a), (b), (c), and (d), each party agrees to use its reasonable best efforts to address such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the Communications Act of 1934, as amended (the "COMMUNICATIONS ACT"), the Telecommunications Act of 1996, any rule, regulation or policy of the FCC, and/or any statute, rule, regulation or policy of any other Governmental Authority with respect to the operation of channels of radio communication and/or the provision of communications services (including the provision of direct-to-home video programming) (collectively, "COMMUNICATIONS REGULATION") or any applicable Antitrust Law. In connection with the foregoing, each party agrees to cooperate and use its reasonable best efforts to assist in any defense by any other party hereto of the transactions contemplated by this Agreement before any Governmental Authority reviewing the transactions contemplated by this Agreement, including by providing (as promptly as practicable) such information as may be requested by such Governmental Authority or such assistance as may be reasonably requested by the other party hereto in such defense.

          (f) If any objections are asserted with respect to the transactions contemplated hereby, or if any Action is instituted by, any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any applicable Antitrust Law or Communications Regulation or other applicable Law, the parties shall, subject to Section 4.9, use their reasonable best efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Law with the goal of enabling the transactions contemplated by this Agreement to be consummated by the Outside Date. In furtherance of the parties' obligations under this Section 4.8, Parent and, to the extent requested by Parent, the Company, shall be required, with the goal of enabling the parties to consummate the transactions contemplated by this Agreement by the Outside Date, to, propose, negotiate, commit to and enter into one or more settlements, undertakings, conditions, consent decrees, stipulations and other agreements with or to one or more Governmental Authorities (each, a "SETTLEMENT") in connection with the transactions contemplated by this Agreement (including obtaining the requisite consent of such Governmental Authorities), including one or more Settlements that require Parent or, to the extent requested by Parent, the Company, to restructure the operations of, and sell or otherwise divest or dispose of its or its Subsidiaries' assets up to the Limit; provided, however, that (A) the Company shall not take any of the foregoing actions without the consent of Parent, and (B) Parent shall not take any of the foregoing actions without the consent of the Company if such actions would bind the Company to do something irrespective of whether the Closing occurs. In addition, Parent and the Company and their respective Subsidiaries shall, subject to the preceding and next succeeding sentences, use their respective reasonable best efforts to seek to lift, reverse or remove any temporary restraining order, preliminary or permanent injunction or other order or decree that would otherwise give rise to a failure of any Regulatory Conditions. Notwithstanding anything to the contrary in this Agreement, Parent shall not be obligated to agree, and neither the Company nor any Subsidiary shall or shall agree without Parent's consent, to take any action or to accept any condition, restriction, obligation or requirement with respect to Parent, the Company, their respective Subsidiaries or their and their Subsidiaries' assets if such action, condition, restriction, obligation or requirement would be, or result in, individually or in the aggregate, a Burdensome Condition.

          (g) Notwithstanding anything to the contrary herein, nothing in this
Section 4.8 shall (i) limit either the Company's or Parent's right to terminate this Agreement pursuant to Section 6 hereof so long as such party has complied in all material respects with its obligations under this Section 4.8, or (ii) require any party to amend this Agreement or to waive or forbear from exercising any of its rights or remedies hereunder or under this Agreement.

          4.9. APPROACH TO PROCEEDINGS. Parent will determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby, and the Company and its Subsidiaries will take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers. Notwithstanding Parent's rights to lead all proceedings as provided in the prior sentence, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to satisfying the Regulatory Conditions which would bind the Company or its Subsidiaries irrespective of whether the Closing occurs. For all purposes and provisions of this Agreement, each requirement for the Company and its Subsidiaries to use "reasonable best efforts" in respect of matters relating to the satisfaction of the Regulatory Conditions is subject to the following qualifications: (1) except as requested or directed by Parent, the Company shall not be obligated to offer or agree to restructure the operations of, or sell or otherwise divest or dispose of any of its or its Subsidiaries' assets, and (2) with respect to matters as to which Parent has made a specific request or provided specific direction to the Company, the Company and its Subsidiaries shall be deemed to satisfy their reasonable best efforts obligation if it or they use reasonable best efforts to accomplish the actions so requested or directed. Notwithstanding any other provision of this Agreement, Parent and Merger Sub may withdraw or cause the withdrawal, or request the Company to withdraw, any filing, notice or consent without being deemed to be in breach of any obligation hereunder so long as action was taken in good faith with the goal of enabling the transactions contemplated by this Agreement to be consummated by the Outside Date.

          4.10. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Parent and the Company will consult with each other before issuing any press release or making any SEC filing or other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or the rules of the New York Stock Exchange (in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such press release or making any such SEC filing or public statement), will not issue any such press release or make any such SEC filing or other public statement prior to such consultation and providing the other party with a reasonable opportunity to comment thereon.

          4.11. DIRECTOR AND OFFICER LIABILITY.

          (a) From and after the Effective Time, the bylaws and certificate of incorporation of the Company shall contain provisions no less favorable with respect to indemnification of, and advancement of expenses to, present and former directors and officers of the Company than those set forth in the Company's bylaws and restated certificate of incorporation on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of the individuals who at the Closing are present or former directors or officers of the Company, unless such modification is required after the Closing by applicable Law. Parent shall obtain as of the Effective Time "tail" insurance policies with a claims period of at least six years from the Closing with respect to the directors' and officers' liability insurance in amount and scope at least as favorable as the coverage applicable to the Company's director's and officers for the period from August 20, 2004 through the Closing Date; PROVIDED, if the premiums for such tail insurance policies exceed 200% of the per annum rate of premium paid by the Company as of the date hereof for such insurance, then Parent shall provide a policy with the best coverage as shall then be available at 200% of such rate (which annual premium is set forth on Section 4.11 of the Company Disclosure Schedule);

          (b) Parent agrees that for six years after the Closing Date, it shall, and shall cause the Company and its Subsidiaries to, indemnify each Person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of its Subsidiaries, and each of their successors and assigns (individually an "INDEMNIFIED PARTY" and collectively the "INDEMNIFIED PARTIES"), with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), against any Indemnified Party in his or her capacity as a officer or director of the Company or its Subsidiaries, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the Securities Act, the Exchange Act or any other Law and including any liability arising out of or pertaining to the transactions contemplated by this Agreement, in each case to the same extent as provided in the Company's bylaws or restated certificate of incorporation or any other applicable contract or agreement in effect on the date of this Agreement. In the event of any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense described in the preceding sentence, the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements are received in advance of settlement, judgment or other resolution thereof to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, provided the applicable Indemnified Parties provide an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Parties are not entitled to indemnification.

          (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.11.

          (d) The rights of each Indemnified Parties under this Section 4.11 shall be in addition to any rights such Person may have under the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, or under applicable Law or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

     4.12. EMPLOYEE BENEFITS. (a) For the period beginning on the Closing Date and ending on the Continuation Date, Parent shall, or shall cause the Company and its other Subsidiaries to, maintain (i) employee benefit plans, programs and arrangements, salaries and bonus programs (excluding equity-based plans, retention and bonus programs (except for the Company's Sales Incentive Plan which will continue in accordance with its terms through the calendar quarter in which the Closing Date occurs) and any provision under the PanAmSat Corporation Retirement Savings Plan increasing the company matching contribution in effect since the Company Balance Sheet Date) for employees of the Company or any Subsidiary of the Company immediately prior to the Closing Date who continue to be so employed after the Closing Date, which are, in the aggregate, no less favorable than those provided pursuant to Company Plans (excluding equity-based plans, retention and bonus programs (except for the Company's Sales Incentive Plan which will continue in accordance with its terms through the calendar quarter in which the Closing Date occurs) and any provision under the PanAmSat Corporation Retirement Savings Plan increasing the company matching contribution in effect since the Company Balance Sheet Date) as of immediately before the Closing Date, (ii) employee benefit plans, programs and arrangements, salaries and bonus programs that are triggered upon the termination of employment for employees of the Company or any Subsidiary of the Company immediately prior to the Closing Date who continue to be so employed after the Closing Date, which are, in the aggregate, no less favorable than those provided pursuant to the Company Maintained Plans as of immediately before the Closing Date and (iii) contribution levels and loan provisions under the defined contribution plans of the Company and its Subsidiaries, in each case, at levels which are no less favorable than those provided as of immediately prior to the Closing Date. Notwithstanding anything in this Section
4.12 to the contrary, for the three-year period beginning on the Closing Date, Parent shall, or shall cause the Company and its other Subsidiaries to, honor the terms of the Company's 2005 Severance Pay Plan as it exists on the date hereof, subject to the amendment of the Severance Plan described in Section 2.15(g) hereof (the "SEVERANCE PLAN"). Employees of the Company or its Subsidiaries immediately prior to the Closing Date who continue to be so employed after the Closing Date (a "COVERED COMPANY EMPLOYEE") shall be given credit for all service with the Company or any of its Subsidiaries (and service credited by the Company or any of its Subsidiaries) prior to the Closing Date (to the extent recognized as service under corresponding Company Plans in effect immediately before the Closing Date) for crediting service for purposes of eligibility to participate, vesting and determination of level of benefits (other than for level of benefits under any defined benefit pension plan, except as would result in the duplication of benefits or under plans or programs which do not provide for credit for prior service for employees of Parent generally), under (i) all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Closing Date, the Company) in which such Covered Company Employees become participants, and (ii) severance plans for purposes of calculating the amount of each Covered Company Employee's severance benefits. After the Closing Date, Parent and the Company shall (i) waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Covered Company Employees under any welfare benefit plans that such Covered Company Employees may be eligible to participate in after the Closing Date, to the extent such waivers are consistent with the welfare benefit plans in which the Covered Company Employees participated immediately prior to the Closing Date, and (ii) provide each Covered Company Employee with credit for any co-payments and deductibles paid during the portion of the relevant plan year prior to the Closing Date in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Covered Company Employees are eligible to participate in after the Closing Date. Without limiting the generality of the foregoing, after the Closing Date, Parent shall cause the Company to honor (1) those employment, termination and severance agreements, in each case, to which the Company or any of its Subsidiaries is a party and (2) those incentive compensation plans maintained by the Company or any of its Subsidiaries, all as set forth in Section 4.12 of the Company Disclosure Schedule, subject in each case to the terms of such agreements and plans, including such terms governing amendment and termination thereof. Except as expressly provided in the immediately preceding sentence, this Section 4.12 shall not require Parent to continue or cause the Company to continue any specific Company Plan or continue the employment of employees. Notwithstanding anything herein to the contrary, no Person (other than the parties hereto) shall have any rights or remedies pursuant to this Section 4.12.

          (b) For the calendar year in which the Closing occurs (the "CLOSING YEAR") the Company shall pay an annual bonus (the "CLOSING YEAR BONUS"), based upon the sum of the Pre-Closing Amount plus the Post-Closing Amount, to employees who remain employed with the Company or any of its Subsidiaries through the date on which bonuses are generally paid by

Parent to similarly situated employees of Parent and its Subsidiaries (pro rata for any employee hired by the Company after January 1 of the Closing Year). The Closing Year Bonus shall be comprised of (x) an amount prorated through the Closing Date based upon performance through the Closing Date (the "PRE-CLOSING DATE AMOUNT") and (y) an amount based upon performance from the Closing Date through December 31 of the Closing Year (the "POST CLOSING DATE AMOUNT"), and shall be earned separately for each such period based upon achievement of applicable performance goals during such period. In determining the amount of the bonuses to be earned for the Pre-Closing Date Amount, the Company shall set annual bonus targets for officers and employees with respect to any calendar year prior to the Closing Year in amounts and on terms and conditions and other criteria in the ordinary course of business consistent with past practice, and such targets shall be substantially comparable to and no more likely to be achieved at the time they are established than the corresponding performance targets established for the Company's 2005 Annual Incentive Plan, and the Company shall provide for no greater target or maximum bonus (expressed as a percentage of base salary) for each participant in the Annual Incentive Plan than was provided for in 2005 (other than in connection with promotions or newly hired employees, provided that such target or maximum bonus amounts shall be established in a manner consistent with similarly situated employees). All annual bonuses paid pursuant to this Section 4.12(b) shall be paid as of the date on which Purchaser and its Subsidiaries pay annual bonuses to employees of Purchaser and its Subsidiaries generally; provided that with respect to any employee who is (i) terminated by Parent or the Company without Cause (as defined in the Severance Plan) or (ii) terminates employment for Good Reason (as defined in Appendix A to the Severance Plan), in either case, on or after the Closing Date, any such employee shall be paid, on or reasonably promptly after the date of such termination, the Pre-Closing Date Amount. Parent shall set annual bonus targets for Covered Company Employees with respect to 2006 and/or 2007, as applicable, under an annual bonus plan of Parent or its Subsidiaries (the "PARENT BONUS PLAN") in amounts and on terms and conditions and other criteria in the ordinary course of business consistent with the past practice of Parent and its Subsidiaries (taking into account the effect of this transaction) provided to similarly situated employees of Parent and its Subsidiaries and no less likely to be achieved than bonuses established for similarly situated employees of Parent and its Subsidiaries.

          4.13. COOPERATION WITH FINANCING AND DEBT REGISTRATIONS.

          (a) The Company shall provide, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause the respective officers, employees and Representatives, including legal and accounting, of the Company and its Subsidiaries to provide, all cooperation reasonably requested by Parent in connection with the Debt Financing and the Parent Debt Registrations (including in connection therewith the filing of the Company's Financial Statements if required by the SEC as part of the applicable registration statements), and shall (i) in the case of the Debt Financing, cause appropriate officers and employees to be available on a customary basis (A) to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, to assist with the preparation of disclosure documents in connection therewith, and (B) to execute and deliver any pledge and security documents, other definitive financing documents, and other certificates (including solvency certificates), legal opinions or documents as may be reasonably or customarily requested by the banks and lenders in connection with the terms of the PanAmSat Debt Financing, (ii) take all necessary corporate action to consummate the PanAmSat Debt Financing immediately prior to the Closing, and (iii) in the case of the Debt
Financing and the Parent Debt Registrations, use commercially reasonable efforts to cause its independent accountants and counsel to provide assistance to Parent, including providing consent, on a customary basis, to Parent to use their audit reports relating to the Company and its Subsidiaries and, at the cost of Parent, to provide any necessary "comfort letters" and to prepare and deliver other customary opinions and other deliverables.

          (b) Provided that Parent provides to the Company such information concerning Parent and its Subsidiaries and the Debt Financing as the Company reasonably requests or requires in connection with the following, the Company shall use commercially reasonable efforts to cause the following to occur: not later than 30 days before the Closing Date, the Administrative Agent (as defined in the Commitment Letters) and Parent shall have received audited, in the case of year end, and unaudited, in the case of interim (which have been reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 100), consolidated financial statements of the Company and its consolidated Subsidiaries) and financial statements relating to completed or probable acquisitions (including pro forma financial statements), in each case required by and meeting the requirements of Regulation S-X that would apply to a Form S-1 registration statement being filed by the Company on such date of delivery under the Securities Act of 1933, as amended (the "REQUIRED FINANCIAL INFORMATION"); PROVIDED THAT, if on any date during such 30-day period prior to the Closing Date financial statements for a later period-end would be required if the Company filed a registration statement on Form S-1 on such date, and the Administrative Agent requests that such financial statement be provided, then financial statements with such later period-end meeting the forgoing requirements shall have also been received reasonably promptly following such request, and in any event, prior to the Closing Date.

          4.14. MERGER SUB. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger or other transactions contemplated hereby.


                                   ARTICLE V

                            Conditions to the Merger

          5.1. CONDITIONS TO THE OBLIGATIONS OF THE PARTIES. The respective obligations of the Company, Merger Sub and Parent to consummate the Merger are subject to the satisfaction (or if permitted by applicable Law waiver by each party, including Parent, for whose benefit the applicable condition exists) on or before the Effective Time of each of the following conditions:

          (a) NO ORDER. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by a court of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in business activities that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated after the date of the Agreement that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement ; provided, however, that this condition shall be deemed to be satisfied for and may not be asserted by any party that has not used or is not using its reasonable best efforts to seek to lift, reverse or remove any temporary restraining order, preliminary or permanent injunction or other order or decree that would otherwise give rise to a failure of this condition; provided, further, that Parent may waive this condition on its own behalf, or on behalf of the Company or Merger Sub, so long as such waiver would not result in criminal or civil liability of any officer, director, employee, shareholder, control person or affiliate of the Company or any of its Subsidiaries other than the Company or any of its Subsidiaries.

          (b) ANTITRUST LAWS. All waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;

          (c) COMPANY STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted and the Merger shall have been approved by the stockholders of the Company by the Company Requisite Vote.

          5.2. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the fulfillment, on or prior to the Effective Time, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

          (a) REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. The representations and warranties of Parent and Merger Sub set forth in Article III herein shall be true and correct as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality or similar qualification) have not had and would not reasonably be expected to result in a material adverse impact on Parent's ability to consummate the transactions contemplated by this Agreement;

          (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder to be performed by it on or prior to the Effective Time; and

          (c) OFFICER'S CERTIFICATE FROM PARENT. Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its Chief Executive Officer or the Chief Financial Officer to the effect that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.

          5.3. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger are subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):

          (a) GOVERNMENTAL CONSENTS. (i) All waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and all approvals thereunder shall have been obtained and no Burdensome Condition shall have been imposed on Parent, the Company or their respective Subsidiaries in connection with such termination or approval, (ii) all of the Required Consents shall have been obtained, and (iii) all other notices, reports, applications and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all other consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Authority the failure to make or obtain which, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect or render illegal the consummation of the Merger shall have been made or obtained, in the cases of clauses (ii) and
(iii) as a Final Order and without any Burdensome Condition having been imposed on Parent, the Company or their respective Subsidiaries in connection therewith. For purposes of this Agreement, "FINAL ORDER" means an action or decision that has been granted as to which (A) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed, (B) no petition for rehearing or reconsideration or application for review is pending and the time for the filings of any such petition or application has passed, (C) no Governmental Authority has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed and (D) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any such case (A), (B), (C) or (D) is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision (in the case of any modification in a manner that would impose any term, condition or consequence that would reasonably be expected to result in a Burdensome Condition).

          (b) ORDERS. No Governmental Authority shall have obtained, or shall have instituted an action or proceeding seeking, an Order that does, or would reasonably be expected to, impose a Burdensome Condition or otherwise have a Company Material Adverse Effect or a material adverse effect on the business or operations of Parent, the Company and their respective Subsidiaries taken as a whole.

          (c) DEBT FINANCING. Parent shall have received the funds committed for the Debt Financing on the terms and conditions set forth in the Commitment Letters (as modified by any changes the borrowers are required to accept pursuant to the terms contained in any related agreement) or upon terms and conditions which are equal or more favorable to Parent, and to the extent that any such term or condition is not set forth in the Commitment Letters, upon terms and conditions which are reasonable and customary.

          (d) MATERIAL ADVERSE EFFECT. There shall not have occurred any change, development, event, condition, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

          (e) REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The representations and warranties of the Company set forth in Article II herein shall be true and correct as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality or similar qualification other than Section 2.9(a)) have not had and would not reasonably be expected to result in a Company Material Adverse Effect or a material adverse impact on the Company's ability to consummate the transactions contemplated by this Agreement; PROVIDED that notwithstanding the preceding, the representations and warranties of the Company contained in Sections 2.2(a), 2.2(b) (solely with respect to the Company's PanAmSat Corporation subsidiary), 2.2(c), 2.3, 2.20, 2.21, and 2.22 shall be true and correct in all material respects.

          (f) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all of its obligations hereunder to be performed by it at or prior to the Effective Time; and

          (g) OFFICER'S CERTIFICATE FROM THE COMPANY. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its Chief Executive Officer or the Chief Financial Officer to the effect that the conditions set forth in Sections 5.3(e) and 5.3(f) have been satisfied.

                                   ARTICLE VI

                                   Termination

          6.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing, notwithstanding any approval of this Agreement by the stockholders of the Company(except in the case of (c)(ii)):

          (a) by mutual written consent duly authorized by the respective Boards of Directors of the Company and Parent;

          (b) by either the Company or Parent if:

          (i) the transactions have not been consummated by the date that is 455 days from the date hereof (such date, or such date as extended as set forth below, the "OUTSIDE DATE"); provided, however, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; provided, further, that any termination of this Agreement by the Company pursuant to Section 6.1(c)(iii) made on the Outside Date shall be deemed to have been delivered prior to Parent's exercise of this termination right on the Outside Date;

          (ii) (A) the FCC shall have denied or dismissed any FCC Consent Application, or shall have designated any FCC Consent Application for hearing, excepting any denials or designations with respect to any Company Permit issued by the FCC that are immaterial to the assets or business of the Company and its Subsidiaries taken as a whole; or (B) five (5) Business Days shall have elapsed following such time as any permanent injunction or other similar order of a court of competent jurisdiction or other competent Governmental Authority (other than the FCC), in each case located in the United States, preventing the consummation of the transactions contemplated by this Agreement shall have been entered (so long as such permanent injunction or similar order is still in effect at the expiration of such five (5) Business Day period), regardless of whether such order is appealable or has been appealed and, prior to such termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, such injunction or other similar order; or

          (iii) the Company Requisite Vote shall not have been obtained at the Company Stockholders' Meeting; or

          (c) by the Company if:

          (i) a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of the conditions set forth in Section 5.2(a) or Section 5.2(b) hereof and which is not cured within 30 days (or, if earlier, the day prior to the Outside Date) following written notice to the party committing such breach given reasonably promptly after the Company becomes Aware of such breach;

          (ii) prior to the Company Stockholders' Meeting, the Company intends to enter into an agreement or arrangement contemplated by Section
4.6(a)(iii)(B), after having complied in all material respects with all of the provisions of Section 4.6, including having complied with Section 4.6(a)(iii)(B) in all respects; or

          (iii) if either (A) all of the conditions set forth in Section 5.1 and
Section 5.3 (other than the condition set forth in Section 5.3(c)) (and, in the case of the condition set forth in Section 5.3(g), either such condition has been satisfied or the Company confirms to Parent in writing that it is willing and able to deliver the certificate referred to in Section 5.3(g) as if the date of purported termination under this Section were the Closing Date) are satisfied on the Outside Date or the last day of the Marketing Period, and the condition set forth in Section 5.3(c) are not satisfied on the Outside Date or the last day of the Marketing Period; provided, however, that the Company may not exercise this termination right in this clause (A) if either (1) the Company's failure to comply in any material respect with its obligations under Section
4.13 caused or contributed materially to the failure of the condition set forth in Section 5.3(c) to be satisfied or (2) Parent and its relevant financing sources have not received all of the information, certificates, consents and documents required by Section 4.13 (or requested in accordance with Section 4.13(a)(i)(B) by the lenders and bank in connection with the Debt Financing, in the case of Section 4.13(a)(i)(B)) and this fact caused or contributed materially to the failure of the condition set forth in Section 5.3(c) to be satisfied; or (B) on the Outside Date, any of the Regulatory Conditions has not been satisfied, but all of the conditions set forth in Sections 5.1 and 5.3 other than any of the Regulatory Conditions (without regard to whether the condition set forth in Sections 5.3(c) has been satisfied or not), have been satisfied (and, in the case of the condition set forth in Section 5.3(g), either such condition has been satisfied or the Company confirms to Parent in writing that it is willing and able to deliver the certificate referred to in Section 5.3(g) as if the date of purported termination under this Section were the Closing Date);

provided, however, that the Company may not exercise the termination rights in this clause (B) if the Company's failure to comply in any material respect with its obligations under Section 4.8 or 4.9 caused or contributed materially to the failure of any Regulatory Condition or if any Regulatory Condition has not been satisfied as a result of any Action brought by or on behalf of the Company or by any stockholder of the Company in his, her or its status as a stockholder; or

          (iv) if a final and non-appealable Order of the FCC has been issued that would cause any Regulatory Condition to be incapable of being satisfied UNLESS (I) there are actions Parent believes in good faith can be taken by it or an Affiliate to satisfy the Regulatory Conditions and Parent within 30 Business Days of such issuance initiates and thereafter continues to use its reasonable best efforts to take such or other good faith actions to satisfy the Regulatory Conditions or (II) the Marketing Period begins within 20 Business Days of such issuance, or (III) the conditions set forth in Sections 5.1 and 5.3 (other than the Regulatory Conditions and Section 5.3(c)) are not satisfied or are incapable of being satisfied; or

          (d) by Parent if:

          (i) a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of the conditions set forth in Section 5.3(e) or Section 5.3(f) hereof and which is not cured by the 30th day (or, if earlier, the day prior to the Outside Date) following written notice to the party committing such breach given reasonably promptly after the Parent becomes Aware of such breach;

          (ii) upon (A) a Non-Recommendation Determination or (B) the Company's Board of Directors (or any authorized committee thereof) shall approve or recommend (or resolved to do so) a Superior Proposal; or

          (iii) upon any breach by the Company of its obligations under Section
4.4 to call, give notice of, convene and hold the Stockholders' Meeting as contemplated thereby.

          (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), or a Competing Transaction (including any revision thereto) is otherwise publicly announced, and the Company's Board of Directors recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer, or such Competing Transaction (or revision) as the case may be, within the 10 Business Day period specified in Rule 14e-2(a) under the Exchange Act (or within 17 Business Days of such announcement of such other Competing Transaction (or revision)); provided however for purposes of this Section 6.1(d)(iv), the reference in the definition of Competing Transaction to "10% or more" and a "material portion" shall be deemed to be a reference to "20% or more."

          6.2. NOTICE OF TERMINATION; EFFECT OF TERMINATION.

          (a) NOTICE OF TERMINATION. The party desiring to terminate this Agreement pursuant to Section 6.1 shall give written notice of such termination to the other parties in accordance with Section 7.2, specifying the provision hereof pursuant to which such termination is effected.

          (b) EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 6.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in
Section 4.5(a), this Section 6.2, Section 6.3, Article VII and the Confidentiality Agreement shall survive the termination hereof and (ii) no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement PROVIDED that any damages recoverable hereunder shall be reduced by the amount of any Company Termination Fee or Parent Termination Fee actually received by the aggrieved party pursuant to
Section 6.3.

          6.3. EXPENSES; TERMINATION FEES.

          (a) EXPENSES. Except as otherwise specified in this Section 6.3 or agreed in writing by the parties, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees, cost or expense whether or not the transactions contemplated hereby are consummated.

          (b) COMPANY TERMINATION FEE. If this Agreement is terminated:

          (i) by Parent pursuant to Section 6.1(d)(i), and at or prior to such time (A) a Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors of the Company (or any authorized committee thereof) and not abandoned, and (B) within 6 months of any such termination, the Company or any of its affiliates either enters into a definitive agreement regarding a Competing Transaction, or consummates a transaction that would constitute a Competing Transaction, then the Company shall pay to Parent, or as otherwise directed by Parent, in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement with respect to the referenced Competing Transaction, the Company Termination Fee; provided that, for purposes of this Section 6.3(b), the definition of Competing Transaction shall be deemed revised so that the reference to "10% or more" and "a material portion" therein shall each be deemed to be a reference to "more than 50%";

          (ii) by Parent or the Company pursuant to Section 6.1(b)(iii), the Company shall pay to Parent, or as otherwise directed by Parent, the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent, concurrently with and as a condition to such termination in the event of a termination by the Company and no later than one Business Day following such termination in the event of a termination by Purchaser;

          (iii) by the Company pursuant to Section 6.1(c)(ii), the Company shall pay to Parent, or as otherwise directed by Parent, the Company Termination Fee in cash by wire transfer in immediately available funds to an account designated by Parent, concurrently with and as a condition to such termination; or

          (iv) by Parent, pursuant to Section 6.1(d)(ii)(A), 6.1(d)(ii)(B), 6.1(d)(iii) or 6.1(d)(iv) then the Company shall pay to Parent, or as otherwise directed by Parent, the

Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent, no later than one (1) Business Day following such termination.

          (c) PARENT EXPENSES. In the event this Agreement is terminated under any of the circumstances described in Section 6.3(b) (but with respect to Section 6.3(b)(i), without regard to whether any of the circumstances described in clause (B) thereof have occurred), the Company shall reimburse Parent and Merger Sub for all their expenses incurred in connection with this Agreement and the Merger promptly, but in no event later than the date of such termination; provided, however, that the aggregate amount of such reimbursement shall not exceed $5,000,000. All payments made pursuant to this Section 6.3(c) shall be made by wire transfer of same day funds to an account designated by Parent.

          (d) DEFINITION OF COMPANY TERMINATION FEE. For purposes of this Agreement, "COMPANY TERMINATION FEE" shall mean, (i) $64,000,000 if, on or before the 59th day following the date hereof, either (A) the Agreement is terminated under circumstances in which a Company Termination Fee is or may become payable or (B) the Company Requisite Vote is obtained or (ii) $96,000,000 in all other cases.

          (e) PARENT TERMINATION FEE. Parent agrees that, (A) if the Company shall terminate this Agreement pursuant to Section 6.1(c)(iii), (B) Parent shall terminate this Agreement pursuant to Section 6.1(b)(ii) or (C) the Company shall terminate this Agreement pursuant to Section 6.1(c)(iv), then in any of cases
(A), (B) or (C) Parent shall pay to the Company a fee of $250 million in immediately available funds no later than ten Business Days after such termination by the Company or Parent (a "PARENT TERMINATION FEE") unless with respect to clause (B) or (C) only the Company's failure to comply in any material respect with its obligations under Section 4.8 or 4.9 caused or contributed materially to the failure of the condition set forth in Section 5.3(a)(i) to be satisfied or to the issuance of the Order referred to in Section 6.1(c)(iv), or (iii) any Regulatory Condition has not been satisfied as a result of any Action brought by or on behalf of the Company or any stockholder of the Company in his, her or its capacity as a stockholder.

          (f) REMEDIES. Parent and the Company agree that the provisions contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Sections 6.3(b) and (e) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 6.3(b) and (e) hereof are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to Sections 6.3(b) and (e) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event a Company Termination Fee or a Parent Termination Fee is paid in connection with a termination of this Agreement on the bases specified in Section 6.3 hereof, except as provided in Section 6.2(b)(ii). The parties acknowledge that in no event shall the Company be responsible for paying the Company Termination Fee more than once nor shall Parent be responsible for paying the Parent Termination Fee more than once.

                                   ARTICLE VII

                                  Miscellaneous

          7.1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 7.1:

          (a) "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (b) "APPLICABLE INSURANCE AGREEMENTS" means (i) the rights of PanAmSat Corporation to receive a Reflight, a Partial Failure Reflight, a Partial Failure Refund, and/or the Elected Amount related to launch of Galaxy 15 in accordance with the Agreement, dated 5/17/01, for the Launching into Geostationary Transfer Orbit of PanAmSat Light Satellites, as amended (each such term as defined in such Agreement); (ii) the Galaxy 15 Launch Only Policy; and (iii) the Galaxy 15 Post-Separation Policy."

          (c) "AWARE" means awareness by the chief executive officer, chief operating officer or general counsel of Parent or the Company, as the case may be, that an event or change has occurred and that such event or change would give rise to a breach of representation, warranty, covenant or agreement.

          (d) "BURDENSOME CONDITION" means (i) any condition, obligation or requirement, individually or in the aggregate, to agree to sell or divest the operations of (A) any assets of the Company or its Subsidiaries or (B) any assets of Parent or its Subsidiaries other than up to any three revenue producing station-kept satellites from among the Parent satellites designated, as of the date hereof, as "IA-___" ("IA SPECIFIED SATELLITES") (three IA Specified Satellites being referred to as the "LIMIT"), or (ii) in the event Parent offers to sell or divest its assets to the Limit, the imposition by a Governmental Authority of any additional condition, restriction, obligation or requirement with respect to Parent, the Company, their respective Subsidiaries or their and their Subsidiaries' assets (other than customary transition service arrangements in connection with the sale or divestiture of any satellites within the Limit) shall be deemed to be a Burdensome Condition.

          (e) "BUSINESS DAY" means any day that is not a Saturday, a Sunday or a day on which the commercial banks are required or permitted by law to be closed in the City of New York in the State of New York.

          (f) "COMPANY CREDIT AGREEMENT" means that certain Amended and Restated Credit Facility, dated as of August 20, 2004, as amended and restated as of March 22, 2005, among PanAmSat Corporation, the several Lenders from time to time party thereto and Citicorp USA, Inc. as Administrative Agent.

          (g) "COMPANY INTELLECTUAL PROPERTY" means (i) all domestic, foreign, registered and pending applications for patents, trademarks, service marks, copyrights, trade names, domain names and all material licenses running to or from the Company or any of its Significant Subsidiaries relating to the Company's or any of its Significant Subsidiaries' businesses or owned by the Company or any of its Significant Subsidiaries, (ii) all material common law trademarks, service marks, copyrights and copyrightable works (including databases, software and Internet site content), trade names, brand names and logos; and (iii) all trade secrets, inventions, formulae, data, improvements know-how, confidential information, material computer programs (including any source code and object code) documentation, engineering and technical drawings, processes, methodologies, trade dress, and all other proprietary technology utilized in or incidental to the businesses of the Company and its Significant Subsidiaries and all common law rights relating to the foregoing.

          (h) "COMPANY MATERIAL ADVERSE EFFECT" means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, other than (i) events, changes, circumstances or effects that arise out of or result from economic, political or regulatory factors generally affecting the economy, financial markets, industries or countries in which the Company or any of its Subsidiaries operates (whether such change results from any outbreak of hostility, terrorist activity, war or otherwise) (except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Company and its Subsidiaries as compared to other persons in the fixed satellite industry) or
(ii) sales, divestitures or restrictions imposed by a Governmental Authority or pursuant to Settlements with a Governmental Authority, in connection with the approvals contemplated by Section 4.8; provided, however, that a failure upon launch or failure to successfully complete in-orbit testing of the Company Satellite known as "Galaxy-15", with respect to which the full amount of the insurance proceeds payable under the Applicable Insurance Agreements have been received, or are reasonably expected to be received within six months following the Closing, shall not in and of itself be considered a Company Material Adverse Effect, but shall be considered together with other events, changes, circumstances or effects in determining whether there has been a Company Material Adverse Effect. The preceding proviso shall not constitute a presumption about how other failures of the Company satellites are treated under this definition.

          (i) "COMPANY MATERIAL CONTRACT" means:

          (i) any "MATERIAL CONTRACTS" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, but excluding Company Plans) with respect to the Company and its Subsidiaries;

          (ii) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and Contracts relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries in excess of $1,000,000;

          (iii) any non-competition agreement or any other agreement or obligation which limits or purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted;

          (iv) any partnership, joint venture or other similar agreement to which the Company or any of its Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture which is material to the Company and its Subsidiaries, taken as a whole or in which the Company owns more than a 15% voting or economic interest (other than any such voting or economic interests that had a carrying value of less than $5,000,000 on the Company's consolidated balance sheet as of June 30, 2005 unless pursuant to such Contract the Company and its Subsidiaries have a future funding obligation reasonably likely to require funding of $2,500,000 or more in the aggregate);

          (v) any Contract which is reasonably likely to prohibit or materially delay the consummation of the transactions contemplated by this Agreement;

          (vi) any material Contract with any present director or executive officer of the Company or of any of its Subsidiaries or any stockholder who owns or controls 10% or more of the Company's voting stock;

          (vii) any Contract to acquire, operate or launch any satellite (a "CONSTRUCTION/LAUNCH CONTRACT");

          (viii) any Customer Contract with any customer for which all such Contracts have a contracted cash backlog of $25,000,000 or more (each such customer, a "COMPANY MATERIAL CUSTOMER"); and

          (ix) In-Bound Capacity Leases other than in respect of the business of G-2; and

          (x) each Applicable Insurance Agreement.

          (j) "CONTINUATION DATE" means December 31, 2006 if the Closing Date occurs on or before September 1, 2006 or June 30, 2007 if the Closing Date occurs after September 1, 2006.

          (k) "CONTRACT" means any agreement, contract, subcontract, lease, binding understanding, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

          (l) "Controlled Affiliate" means any Person that is an affiliate of and controlled by any of the Stockholders.

          (m) "CORE SATELLITES" means the satellites listed on Schedule 7.1.

          (n) "CUSTOMER CONTRACT" means any Contract for the lease, sale or provision of satellite transponder capacity on any one or more of the Company Satellites.

          (o) "DEBT OFFER DOCUMENTS" means the offering material pursuant to which the PanAmSat Debt Financing is offered to potential purchasers.

          (p) "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign Law (including common law), Order or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise Hazardous Substances, wastes or materials.

          (q) "ENVIRONMENTAL LIABILITIES" means any and all liabilities of or relating to the Company or any of its Significant Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to matters covered by Environmental Laws and (ii) arise from actions occurring or conditions existing on or prior to the Closing.

          (r) "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.

          (s) "IN-BOUND CAPACITY LEASE" means any Contract by which the Company or any of its Subsidiaries leases or otherwise obtains a satellite or transponder capacity from any unrelated party.

          (t) "INDEBTEDNESS" means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another person.

          (u) "ITAR" means the International Traffic in Arms Regulations.

          (v) "KNOW" or "KNOWLEDGE" means, with respect to any party, the actual knowledge of such party's executive officers after due inquiry.

          (w) "MARKETING PERIOD" shall mean the first period of 30 consecutive Business Days after the date hereof throughout which (A) the Merger Sub shall have the Required Financial Information, and (B) the conditions set forth in
Section 5.1 and Section 5.3 (other than the conditions set forth in Section 5.3(c) and Section 5.3(g)) shall be satisfied, provided, however, that if during the Marketing Period an event occurs that causes Parent to reasonably believe that the condition set forth in Section 5.3(d) may not have been satisfied, Parent may extend the Marketing Period from time to time by no more than 30 Business Days per such occurrence; provided that the Marketing Period may not be extended beyond the Outside Date.

          (x) "PANAMSAT DEBT FINANCING" means that portion of the Debt Financing to be consummated by PanAmSat or any of its Subsidiaries, in accordance with the Commitment Letters.

          (y) "PARENT DEBT REGISTRATIONS" means the registration by Parent of senior discount notes issued by Parent in February 2005 and the registration by a direct or indirect subsidiary of Parent of senior notes issued by in January 2005, in each case pursuant to a registration statement filed with the SEC.

          (z) "PERMITTED LIENS" means: (i) Liens for Taxes and general and special assessments not in default and payable without penalty and interest or which are being contested in good faith by appropriate proceedings, (ii) Liens granted prior to the date hereof which secure debt incurred pursuant to the Company Credit Agreement, (iii) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business consistent with past practice or that are not yet due and payable or that are being contested in good faith, and (iv) other Liens which, individually or in the aggregate, are not material in amount and would not reasonably be expected to materially interfere with the Company's or any of its Subsidiaries' use and enjoyment of an asset or property or with the conduct of the business of the Company or its Subsidiaries.

          (aa) "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, joint venture, association, unincorporated organization, other entity or group (as defined in the Exchange
Act).

          (bb) "PRO RATA DIVIDEND" means with respect to any fiscal quarter in respect of which the Company has not declared a dividend on shares of Company Common Stock (or has declared a dividend with a record date after the Effective
Time), the product of (i) the quotient of (a) the number of days elapsed from the first day of such fiscal quarter until the Effective Time divided by (b) the total number of days in such fiscal quarter and (ii) the Quarterly Dividend; for the avoidance of doubt, the Merger Consideration shall not include any amount in respect of the Pro Rata Dividend, if the Closing occurs in any fiscal quarter in respect of which the Company has declared a dividend on shares of Company Common Stock, nor shall it include Pro Rata Dividends with respect to more than one fiscal quarter.

          (cc) "PROXY STATEMENT" means the proxy or information statement (including, without limitation a Schedule 13E-3 filing, if required to be filed under the Exchange Act) and all amendments or supplements thereto, if any, similarly filed and mailed with respect to the Company Stockholders' Meeting.

          (dd) "REGULATORY CONDITIONS" means any of the conditions set forth in
Section 5.1(a), Section 5.1(b), Section 5.3(a) or Section 5.3(b).

          (ee) "SIGNIFICANT CAPACITY CONTRACT" means any Contract for the lease, sale or provision of satellite transponder capacity on any one or more of the Company Satellites either (A) involving six or more transponders in the aggregate or (b) having a term of seven years or more.

          (ff) "SIGNIFICANT SUBSIDIARY" means a Subsidiary of a Person that would constitute a "significant subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X of the Exchange Act, if such Rule were applicable to such Person.

          (gg) "SUBSIDIARY" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries.

          (hh) "TAX RETURN" means any report, return, document, declaration or other filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes.

          (ii) "TAX SEPARATION AGREEMENT" means the Tax Separation Agreement by and between The DirectTV Group, Inc. and PanAmSat Corporation dated as of April 20, 2004.

          (jj) "TAXES" means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by any Taxing Authority and any interest or penalties or additional amounts, if any, attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

          (kk) "TAXING AUTHORITY" means the Internal Revenue Service or any other taxing authority, whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof.

          (ll) "TRANSACTION DOCUMENTS" means this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by a party hereto in connection with the consummation of the transactions contemplated by this Agreement.

          (mm) The following terms are defined in the Section of this Agreement as set forth after each such term below:

Term                                                          Section/Preamble
----                                                          ----------------
2004 Option Plan.......................................................1.17(a)
Affiliate.................................................................2.23
Actions...................................................................2.13
Agreement.............................................................Preamble
Bank Book...............................................................4.3(b)
Board of Directors.....................................................1.17(a)
Certificates...........................................................1.8 (b)
Certificate of Merger......................................................1.3
CFIUS......................................................................2.4
Closing ...................................................................1.2
Closing Date...............................................................1.2
Closing Year...........................................................4.12(b)
Closing Year Bonus.....................................................4.12(b)
Code......................................................................1.14
Commitment Letters.........................................................3.7

Communications Act......................................................4.8(e)
Communications Regulation...............................................4.8(e)
Company...............................................................Preamble
Company Balance Sheet...................................................2.7(a)
Company Balance Date....................................................2.7(a)
Company Charter Documents...............................................2.1(c)
Company Common Stock......................................................1.7a
Company Disclosure Schedule................................Article II Preamble
Company Employees......................................................2.15(a)
Company Equity Plans...................................................1.17(a)
Company Financials......................................................2.7(a)
Company Maintained Plans...............................................2.15(a)
Company Non-U.S. Plans.................................................2.15(e)
Company Option.........................................................1.17(a)
Company Permits........................................................2.16(b)
Company Plans..........................................................2.15(a)
Company Recommendation..............................................4.4(a)(ii)
Company Required Consents..................................................2.4
Company Requisite Vote..................................................2.3(a)
Company Satellite......................................................2.17(a)
Company SEC Documents......................................................2.6
Company Stockholders' Meeting........................................4.4(a)(i)
Company Securities......................................................2.2(a)
Company Subsidiary Securities...........................................2.2(b)
Company Termination Fee.................................................6.3(d)
Competing Transaction................................................4.6(a)(i)
Confidentiality Agreement...............................................4.5(a)
Controlled Group.......................................................2.15(b)
Covered Company Employee...............................................4.12(b)
DC Plan................................................................1.17(d)
Debt Financing.............................................................3.7
Deferral Plan..........................................................1.17(e)
DSU....................................................................1.17(e)
DGCL.......................................................................1.1
Dissenting Holder.........................................................1.11
Dissenting Shares.........................................................1.11
Effective Time.............................................................1.3
ERISA..................................................................2.15(a)
Exchange Act...............................................................2.4
Exchange Agent..........................................................1.8(a)
Exchange Fund...........................................................1.8(a)
Exon-Florio Notice.........................................................2.4
FCC........................................................................2.4
FCC Consents...............................................................2.4
FCC Consent Application.................................................4.8(b)
Final Order.............................................................5.3(a)

Formation Documents.....................................................3.1(b)
FSS.....................................................................4.2(a)
GAAP....................................................................2.7(a)
Governmental Authority.....................................................2.4
Health Status Report....................................................4.5(b)
HSR Act....................................................................2.4
Indemnified Party......................................................4.11(b)
Law........................................................................2.5
Liens......................................................................2.5
Merger.....................................................................1.1
Merger Consideration....................................................1.7(a)
Merger Sub............................................................Preamble
Non-Recommendation Determination........................................4.4(b)
Order......................................................................2.5
Outside Date.........................................................6.1(b)(i)
Owned Real Property....................................................2.11(a)
Parent................................................................Preamble
Parent Bonus...........................................................4.12(b)
Parent Required Consents...................................................3.3
Parent Termination Fee..................................................6.3(e)
Plans..................................................................2.15(a)
Post-Closing Date Amount...............................................4.12(b)
Pre-Closing Date Amount................................................4.12(b)
Preferred Stock.........................................................2.2(a)
Quarterly Dividend ..................................................4.1(b)(i)
Real Property..........................................................2.11(b)
Real Property Leases...................................................2.11(b)
Representatives.........................................................4.6(a)
Required Consents..........................................................3.3
Required Financial Information.........................................4.13(b)
Restricted Shares......................................................1.17(b)
Restoration Services....................................................4.1(c)
SEC........................................................................2.4
Securities Act.............................................................2.6
Settlement..............................................................4.8(f)
Severance Plan............................................................4.12
Stockholders..........................................................Recitals
Subsidiary Charter Documents............................................2.1(c)
Superior Proposal.......................................................4.6(b)
SERP...................................................................1.17(e)
Surviving Corporation......................................................1.1

          7.2. NOTICES. All notices shall be in writing and shall be deemed given (i) when delivered personally, (ii) when telecopied (which is confirmed) or (iii) when dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Parent or Merger Sub, to:

                  Intelsat (Bermuda), Ltd.
                  Wellesley House North, 2nd Floor
                  90 Pitts Bay Road
                  Pembroke HM 08
                  Bermuda
                  Attention: General Counsel

          with a copy to Parent's counsel (which shall not constitute notice to Parent):

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York 10019
                  Attention:  David M. Silk
                              Mark Gordon

          if to the Company, to:

                  PanAmSat Holding Corporation
                  20 Westport Road
                  Wilton, Connecticut 06897
                  Attention: General Counsel


          with a copy to the Company's counsel (which shall not constitute notice to the Company):

                  Simpson Thacher & Bartlett LLP
                  425 Lexington Avenue
                  New York, New York 10017-3954
                  Attention: Gary I. Horowitz

          7.3. ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement, each Transaction Document (including the Company Disclosure Schedule and any exhibits hereto), the other agreements referred to in this Agreement, each other Transaction Document, the Confidentiality Agreement and the Voting Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter and (ii) are not intended to confer upon any Person (other than the parties hereto or thereto) any rights or remedies hereunder, except only as specifically provided, following the Closing, the Indemnified Parties pursuant to Section 4.11.

          7.4. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Closing. The covenants and agreements contained herein of the parties hereto shall survive the Closing without limitation (except for those which by their terms contemplate a shorter survival time).

          7.5. AMENDMENTS; NO WAIVERS. Any provision of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the adoption of this Agreement by the stockholders of the Company, there shall be made no amendment that by Law requires further approval by the Company's stockholders without obtaining the further approval of such stockholders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

          7.6. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempted assignment without such consent shall be null and void without effect; and provided, further, that Parent and Merger Sub may assign their respective rights or obligations hereunder to Intelsat Holdings, Ltd. and/or any direct or indirect wholly-owned Subsidiaries of Intelsat Holdings, Ltd. (or any successor thereto) without the prior written consent of the parties hereto.

          7.7. GOVERNING LAW. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

          7.8. EXCLUSIVE JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought against any of the parties in any Federal court located in the State of Delaware, or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 7.2, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

          7.9. COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          7.10. INTERPRETATION.

          (a) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "HEREOF", "HEREIN", and "HEREWITH" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "INCLUDING" and words of similar import when used in this Agreement shall mean "INCLUDING, WITHOUT LIMITATION," unless the context otherwise requires or unless otherwise specified, (iv) the word "OR" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, (vi) unless otherwise specified, all references to any period of days shall be deemed to be to the relevant number of calendar days, (vii) "DOLLARS" or "$" means United States dollars and (viii) "CASH" means dollars in immediately available funds.

          (b) The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          (d) This Agreement is intended to be an agreement of merger within the meaning of Section 251 of the DGCL.

          7.11. DISCLOSURE SCHEDULES. Any matter disclosed in any section of the Company Disclosure Schedule shall be deemed disclosed for all purposes and all sections of the Company Disclosure Schedule, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections; provided, however, that such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

          7.12. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          7.13. SPECIFIC PERFORMANCE. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    INTELSAT (BERMUDA), LTD.


                                    By /s/ Phillip L. Spector
                                       ---------------------------------
                                       Name: Phillip L. Spector
                                       Title: Assistant Secretary


                                    PROTON ACQUISITION CORPORATION


                                    By /s/ Phillip L. Spector
                                       ---------------------------------
                                       Name: Phillip L. Spector
                                       Title: Vice President and Secretary


                                    PANAMSAT HOLDING CORPORATION


                                    By /s/ James Cuminale
                                       ---------------------------------
                                       Name: James Cuminale
                                       Title: Executive Vice President and
                                              General Counsel


                      [Signature Page to Merger Agreement]